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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MARKWEST ENERGY PARTNERS, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2008 PROXY STATEMENT

ANNUAL MEETING OF COMMON UNITHOLDERS

The Annual Meeting of Common Unitholders of MarkWest Energy Partners, L.P. will be held at our corporate headquarters

1515 Arapahoe Street
Tower 2, Suite 700
Denver, Colorado 80202-2126

on June 4, 2008 at 10:00 a.m. (MDT).

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your units by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Submitting your proxy now will not prevent you from voting your units at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help MarkWest reduce postage and proxy tabulation costs.

Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

We anticipate mailing this proxy and the enclosed proxy card on or about May 6, 2008.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com/	1-800-690-6903 via touch tone phone
24 hours a day / 7 days a week	toll-free 24 hours a day / 7 days a week
INSTRUCTIONS:	INSTRUCTIONS:
Read the accompanying Proxy Statement and card.	Read the accompanying Proxy Statement and card.
Go to the following website:	Call the toll-free 800 number provided on your proxy card.
http://www.proxyvote.com/

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch tone telephone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

May 6, 2008

Dear Common Unitholder:

        We cordially invite you to our 2008 Annual Meeting of Common Unitholders. The meeting will be held on June 4, 2008, at 10:00 a.m., Mountain Daylight Time, at our headquarters, 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126.

        The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. At this year's meeting, you will be asked to vote on (i) the election of all ten of the directors of the general partner of the Partnership and (ii) the ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as our independent registered public accountants for the year ending December 31, 2008. You will also be asked to transact such other business as may properly come before the meeting, or any postponements or adjournments thereof.

        Our general partner's Board of Directors unanimously recommends that you vote "FOR" the election of each of the directors and "FOR" the ratification of the appointment of Deloitte as our independent registered public accountants.

        To be certain that your units are voted at the annual meeting, whether or not you plan to attend in person, you should vote your units as soon as possible. Your vote is important. You may vote by telephone, Internet or mail. To vote by telephone, call 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MarkWest Energy Partners, L.P., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

        At the annual meeting, our management team will review our performance during the past year and discuss our plans for the future. An opportunity will be provided for questions by the common unitholders. We will also be serving light refreshments, at which time you will have an additional opportunity to meet with management. I hope you will be able to join us.

Sincerely,

Frank M. Semple President and Chief Executive Officer MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

NOTICE OF ANNUAL MEETING
OF COMMON UNITHOLDERS

TO THE COMMON UNITHOLDERS OF MARKWEST ENERGY PARTNERS, L.P.:

         As a common unitholder, you are invited to our 2008 Annual Meeting of Common Unitholders of MarkWest Energy Partners, L.P., which will be held at 10:00 a.m., Mountain Daylight Time, on June 4, 2008, at our headquarters located at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126, for the following purposes:

  1.
  To elect ten Directors of the general partner of MarkWest Energy Partners, L.P. for a one-year term to expire at the 2009 Annual Meeting of Common Unitholders;

  2.
  To ratify the general partner's Audit Committee's appointment of Deloitte and Touche LLP as our independent registered public accounting firm for the 2008 fiscal year; and

  3.
  To transact such other business as may properly come before the meeting, or any postponements or adjournments thereof.

         The Board of Directors of the general partner has fixed the close of business on April 14, 2008, as the record date for the determination of common unitholders entitled to notice of, and to vote at, the meeting. Only common unitholders of record as of the close of business on such date are entitled to notice of, and to vote at, the meeting. We anticipate mailing this proxy statement on or about May 6, 2008.

         We encourage you to take part in the affairs of MarkWest Energy Partners, L.P. either by voting in person, by telephone, by Internet or by executing and returning the enclosed proxy.

By Order of the Board of Directors of the General Partner,

C. Corwin Bromley Secretary of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.

Denver, Colorado
May 6, 2008

Common unitholders unable to attend this meeting are urged to date and sign the enclosed proxy and to return it in the enclosed envelope or to follow the instructions on your proxy card to vote using the Internet or the designated toll-free telephone number.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE
MARKWEST ENERGY PARTNERS, L.P. COMMON UNITHOLDER MEETING TO BE HELD ON JUNE 4, 2008

This Proxy Statement and our 2007 Annual Report to Unitholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007, are available at our website at www.markwest.com. Additionally, and in accordance with the new SEC rules, you may access these materials at the cookies-free website at www.proxyvote.com.

MARKWEST ENERGY PARTNERS, L.P.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, CO 80202-2126

i

        In this report, unless the context requires otherwise, references to "we," "us," "our," "MarkWest Energy Partners" or "the Partnership" are intended to mean MarkWest Energy Partners, L.P. and its consolidated subsidiaries; references to "the Corporation" or "MarkWest Hydrocarbon" mean MarkWest Hydrocarbon, Inc.; references to the "General Partner" mean MarkWest Energy GP, L.L.C., the general partner of the Partnership; references to the "Board of Directors" or the "Board" mean the Board of Directors of our General Partner; and references to the "Limited Partnership Agreement" or "Partnership Agreement" refer to our Third Amended and Restated Agreement of Limited Partnership effective as of February 21, 2008.

        This proxy statement contains information related to the 2008 Annual Meeting of our Common Unitholders, to be held on June 4, 2008, beginning at 10:00 a.m., Mountain Daylight Time, at our headquarters, 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126, and at any postponements or adjournments thereof.

ABOUT THE MEETING

Who sent me this proxy statement?

        Our Board of Directors sent you this proxy statement and proxy card. We will pay for the solicitation of your proxy. In addition to this solicitation by mail, proxies may be solicited by the directors, officers and other employees of our General Partner and our affiliates by telephone, Internet, facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our units. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We will also bear the entire cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to common unitholders.

Why did I receive this proxy statement and proxy card?

        You received this proxy statement and proxy card from us because you owned our common units as of April 14, 2008, which we refer to as the record date, and as a result you are entitled to elect directors to serve on our Board of Directors. This proxy statement contains important information for you to consider when deciding whether to vote for the election of directors and ratification of the selection of our independent registered public accountants. Please read this proxy statement carefully.

What is a proxy?

        A proxy is your legal designation of another person to vote the units that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Andrew L. Schroeder and Nancy K. Buese, or either of them, each with power of substitution, have been appointed as proxies for our 2008 Annual Meeting of Common Unitholders.

What does it mean if I receive more than one proxy card?

        It means that you have multiple accounts at the transfer agent and/or with stockbrokers. If voting by mail, please sign and return all proxy cards to ensure that all of your units are voted.

What is the purpose of the annual meeting?

        At the annual meeting, our common unitholders will act upon the matters outlined in the Notice of Annual Meeting on the cover page of this proxy statement, including the election of directors of our General Partner and the ratification of the selection of our independent registered public accountants. In addition, our management will report on our performance during the fiscal 2007 year and respond to questions from common unitholders.

What is the difference between a common unitholder of record and a common unitholder who holds stock in "street name"?

        Most of our common unitholders hold their units through a brokerage firm, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between units held of record and those held beneficially through a brokerage account, bank or other nominee.

        If your units are registered in your name with our transfer agent, Wells Fargo Bank, N.A., you are a common unitholder of record, and you are receiving these proxy materials directly from us. As the common unitholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

        If your units are held in a brokerage account, by a bank or other nominee (commonly referred to as being held in "street name"), you are the beneficial owner of these units and these proxy materials are being forwarded to you by your broker, bank, or other nominee as the common unitholder of record.

If my units are held in "street name" by my broker, will my broker vote my units for me?

        As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your units and you are also invited to attend our annual meeting. However, your broker does have the right to vote your common units on the matters to be acted upon at this meeting if you do not provide instructions on how to vote. You may instruct your broker how to vote your units, following the directions your broker provides.

Who is entitled to vote at the annual meeting and can I vote in person?

        All unitholders who owned our common units at the close of business on the record date of April 14, 2008 are entitled to receive notice of the annual meeting and to vote the common units that they held on that date at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of common unitholders?

        Each outstanding common unit will be entitled to one vote on all matters to be considered at the annual meeting.

Who can attend the annual meeting?

        All common unitholders as of the record date, or their duly appointed proxies, may attend the meeting.

        Units held directly in your name as the common unitholder of record can be voted in person at the annual meeting. Units held in street name (for example, at your brokerage account) may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the units. In addition, if you plan to vote in person at the meeting, please bring the enclosed proxy card or proof of identification.

        Even if you currently plan to attend the annual meeting in person, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the common units outstanding on the record date will constitute a quorum. The presence of a quorum will permit us to conduct the proposed business at the annual meeting. As of April 14, 2008, the record date, 56,626,295 of our common units were outstanding.

        Your common units will be counted as present at the meeting if you:

  •
  are present at the meeting; or

  •
  have properly submitted a proxy card or have given your voting instructions by telephone or electronically, as described below.

        Proxies received but marked as abstentions and broker non-votes will be included in the number of units considered to be present at the meeting.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it to us, or properly transmit your vote by telephone or electronically as described below, your units will be voted as you direct. If you are a registered common unitholder and attend the meeting, you may deliver your completed proxy card in person or vote by ballot using a form provided at the meeting. Street name common unitholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their units. Even if you plan to attend the annual meeting, your plans may change, thus we recommend you complete, sign and return your proxy card or vote by telephone or electronically in advance of the meeting.

        You may also vote by telephone by calling 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you call and then follow the instructions. To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MarkWest Energy Partners, L.P., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy card or voted by telephone or electronically, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. You may also revoke your proxy if you attend the annual meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board of Directors?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The recommendations of the Board of Directors of our General Partner are set forth together with the description of each item in this proxy statement. In summary, the Board of Directors of our General Partner recommends a vote:

  •
  FOR election of the ten nominees to the Board of Directors; and

  •
  FOR ratification of the appointment of Deloitte & Touche LLP as the Partnership's independent registered public accounting firm for 2008.

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

What vote is required to approve each item?

        Election of Directors.    The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly submitted proxy to "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether or not there is a quorum.

        Other Items.    For each other item, the affirmative vote (or a "FOR" vote) of the holders of a majority of the units represented in person or by proxy and entitled to vote on the item will be required for approval. A properly submitted proxy to "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of units present and entitled to vote at the meeting. Accordingly, an abstention will have the effect of a negative vote.

        If you hold your units in "street name" through a broker or other nominee, your broker or nominee is permitted to exercise voting discretion with respect to routine matters submitted for common unitholder approval, which include the two matters to be acted upon at this meeting, even if you do not give your broker or nominee specific instructions. Units represented by such "broker non-votes" are not considered entitled to vote and therefore do not impact the outcome of any vote; however, they are counted in determining whether there is a quorum.

Do I have dissenters' rights of appraisal?

        We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Revised Uniform Limited Partnership Act. Under those laws, dissenters' rights are not available to our unitholders with respect to the matters to be voted upon at the annual meeting.

Who counts the votes?

        Broadridge Financial Solutions will tabulate the votes, and Katie Smith and Kelly Swanson will act as the inspectors of election.

Where can I find results of the meeting?

        The preliminary voting results will be announced at the meeting. The final results will be published in our Quarterly Report on Form 10-Q for the period ended June 30, 2008.

Whom should I contact with questions?

        If you have any questions about this proxy statement or the meeting, please contact C. Corwin Bromley, the Secretary of our General Partner, or Andrew L. Schroeder, the Treasurer of our General Partner, at (303) 925-9200.

Where may I obtain additional information about MarkWest Energy Partners, L.P.?

        We refer you to our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission ("SEC"), for additional information on the Partnership. Our Annual Report on Form 10-K, including our financial statements for 2007, is included with your proxy materials. You may receive additional copies of our Annual Report on Form 10-K, including exhibits, at no charge through the Investor Relations section of our website at http://www.markwest.com, or by accessing the website maintained by the SEC at http://www.sec.gov. This Proxy Statement and the Annual Report to Unitholders, including the Annual Report on Form 10-K, are also available at http://www.proxyvote.com. You may also receive additional copies of our Annual Report, or request to receive any additional information or directions to our corporate headquarters to be able to vote in person, by contacting our Investor Relations Department at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126, or by telephone at (303) 925-9200.

PROPOSALS PRESENTED FOR COMMON UNITHOLDER VOTE

PROPOSAL 1:    APPROVAL OF ELECTION OF TEN DIRECTORS WHO WILL SERVE UNTIL OUR 2009 ANNUAL MEETING

        The Board of Directors of our General Partner recommends the approval of the re-election of the following individuals to serve as members of the Board of Directors of our General Partner for a term of one year, until the Partnership's annual meeting of the common unitholders in 2009, or until their successors are duly elected and qualified.

        The nominees for the Board of Directors are:

  •
  John M. Fox

  •
  Keith E. Bailey

  •
  Michael L. Beatty

  •
  Charles K. Dempster

  •
  Donald C. Heppermann

  •
  William A. Kellstrom

  •
  Anne E. Fox Mounsey

  •
  William P. Nicoletti

  •
  Frank M. Semple

  •
  Donald D. Wolf

        Detailed biographies for each of these nominees follow under the heading "Board of Directors and Executive Officers."

The Board of Directors of the General Partner unanimously recommends a vote FOR each of these nominees for the Board of Directors.

PROPOSAL 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors of the General Partner of MarkWest Energy Partners has appointed Deloitte & Touche LLP as our independent registered public accounting firm to examine and report to common unitholders on the consolidated financial statements of our Partnership and its subsidiaries for the 2008 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions.

        The action of the Audit Committee in appointing Deloitte & Touche LLP as the Partnership's independent registered public accounting firm for the 2008 fiscal year will be ratified upon an affirmative vote of the holders of a majority of our common units present in person or represented by proxy at the Annual Meeting. Abstentions will not be treated as votes for or against this proposal.

        Common unitholder ratification of the selection of Deloitte & Touche LLP as the Partnership's independent registered public accounting firm is not required by the Partnership's partnership agreement or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the common unitholders for ratification as a matter of company practice. If the common unitholders fail to ratify the selection, the Audit Committee will reconsider the retention of that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Partnership and its common unitholders.

The Board of Directors of the General Partner unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2008.

Fees Paid to Independent Registered Public Accounting Firm

        For the years ended December 31, 2007 and 2006, consolidated fees billed by our independent registered public accounting firm to the Partnership were as follows (in thousands):

	Year ended December 31,
	2007	2006
Audit fees	$2,115	$2,177
Audit-related fees(1)	105	345
Tax fees	—	—
All other fees(2)	3	3

Total accounting fees and services	$2,223	$2,525

    (1)
    Audit-related fees include fees for reviews of registration statements and issuances of consents, reviews of private placement offering documents, benefit plan audits, issuance of letters to underwriters, a review of risk management policies and procedures and in 2007, work in conjunction with the redemption and merger with MarkWest Hydrocarbon, Inc.

    (2)
    All other fees include fees for accounting research software.

        The Audit Committee of the Board of Directors of the General Partner pre-approved the performance of all of the services described above.

REDEMPTION AND MERGER WITH MARKWEST HYDROCARBON, INC.

        On February 21, 2008, the Partnership consummated the transactions contemplated by its plan of redemption and merger with MarkWest Hydrocarbon and MWEP, L.L.C., a wholly-owned subsidiary of the Partnership. Pursuant to this agreement, MarkWest Hydrocarbon redeemed approximately 3.9 million shares of its common stock for cash consideration of approximately $240.5 million, which we refer to as the "redemption," which was followed immediately by a merger, pursuant to which all remaining shares of MarkWest Hydrocarbon common stock were converted into approximately 15.5 million Partnership common units, which we refer to as the "merger."

        Contemporaneously with the closing of the transactions contemplated by the merger, the Partnership separately acquired 100% of the Class B membership interests in the General Partner, which had been held by current and former management and certain directors of MarkWest Hydrocarbon and the General Partner, for approximately $21.2 million in cash and 946,146 Partnership common units.

        As a result of the redemption and merger, MarkWest Hydrocarbon and our General Partner are our wholly-owned subsidiaries.

        In connection with the merger and redemption, the incentive distribution rights and the 2% economic interest in the Partnership held by the General Partner, and the common units in the Partnership owned by MarkWest Hydrocarbon, were exchanged for Partnership Class A units. The Class A units held by MarkWest Hydrocarbon and our General Partner are limited partner interests in the Partnership and have rights and obligations that are identical to those of our common units, except that (1) the Class A units do not have the right to vote on, approve, disapprove, or consent to any matter except to the extent required by any non-waivable provision of law, and (2) the Class A units do not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to our ownership of, or sale or disposition of, the shares of MarkWest Hydrocarbon common stock. No other person or entity currently holds Class A units, and unlike our common units, the Class A units are not publicly traded securities.

        The redemption and merger transaction is expected to:

  •
  substantially lower our cost of equity capital as a result of the elimination of the incentive distribution rights, thereby enhancing our ability to compete for acquisitions and improving the returns to our unitholders from our expansion projects;

  •
  result in immediate accretion to our cash flow available for distribution to our common unitholders; and

  •
  significantly reduce the costly duplication of services required to maintain two public companies.

        In addition, we will be able to distribute available cash from MarkWest Hydrocarbon after MarkWest Hydrocarbon pays taxes on its earnings, including the earnings from its and our General Partner's ownership of 22.6 million Class A units. We expect the cash available for distribution to our common unitholders to increase both in total and on a per common unit basis.

        In connection with the redemption and merger with MarkWest Hydrocarbon, our General Partner amended and restated our partnership agreement to, among other things, eliminate our General Partner's incentive distribution rights and 2% economic interest in us, along with our General Partner's right to call all of our remaining limited partner interests if our General Partner owns more than 80% of these interests. In addition, under the amended and restated partnership agreement, our common unitholders have the right to elect the members of the Board of Directors of our General Partner annually by a plurality of the votes cast at a meeting of our unitholders.

        The redemption and merger was accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") 141 and related interpretations and is considered a downstream merger whereby

MarkWest Hydrocarbon is viewed as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal purposes. As such, the redemption and merger will be accounted for in MarkWest Hydrocarbon's consolidated financial statements as an acquisition of a non-controlling interest using the purchase method of accounting. Under this accounting method, our accounts, including goodwill, will be adjusted to proportionately step up the book value of certain assets and liabilities. Our annual report on Form 10-K for the year ended December 31, 2007, which is enclosed with your proxy materials, sets forth the Partnership's historical consolidated financial statements and the accompanying notes on a standalone basis. For more information regarding the historical financial results of MarkWest Hydrocarbon, please refer to the historical consolidated financial statements of MarkWest Hydrocarbon and the accompanying notes included in our current report on Form 8-K/A filed on March 14, 2008, which is available at the Securities and Exchange Commission Internet website at www.sec.gov. You may also request a copy of our current report on Form 8-K/A by contacting our Investor Relations Department at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126, or by telephone at (303) 925-9200.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        As with most publicly traded limited partnerships, we do not have a Board of Directors or employees, but instead our General Partner manages our operations and activities on our behalf. The following table shows information for the directors and executive officers of our General Partner, MarkWest Energy GP, L.L.C. Executive officers are appointed and directors are elected for one-year terms.

Name	Age	Position with our General Partner	Since
John M. Fox*	68	Chairman of the Board of Directors	2002
Keith E. Bailey*	66	Director	2005
Michael L. Beatty*	61	Director	2008
Charles K. Dempster*	65	Director	2002
Donald C. Heppermann*	65	Director	2002
William A. Kellstrom*	66	Director	2002
Anne E. Fox Mounsey*	41	Director	2008
William P. Nicoletti*	62	Director	2002
Donald D. Wolf*	64	Director	2008
Frank M. Semple*	56	President, Chief Executive Officer and Director	2003
C. Corwin Bromley	50	Senior Vice President, General Counsel and Secretary	2004
Nancy K. Buese	38	Senior Vice President, Chief Financial Officer	2005
John C. Mollenkopf	46	Senior Vice President, Chief Operations Officer	2002
Randy S. Nickerson	46	Senior Vice President, Chief Commercial Officer	2002
Andrew L. Schroeder	49	Vice President Finance and Treasurer	2003

*
Standing for re-election to the Board of Directors of the General Partner of MarkWest Energy Partners, L.P.

Nominees for the Board of Directors of MarkWest Energy GP, L.L.C.

        John M. Fox has served as Chairman of the Board of Directors of our General Partner since its inception in May of 2002, and in the same capacity for MarkWest Hydrocarbon since its inception in April 1988 to February 2008. Mr. Fox also served as President and Chief Executive Officer of our General Partner and of MarkWest Hydrocarbon from their respective inception until his retirement as President on November 1, 2003 and his resignation as Chief Executive Officer effective December 31, 2003. Mr. Fox was a founder of Western Gas Resources, Inc. and was its Executive Vice President and Chief Operating Officer from 1972 to 1986. Mr. Fox is the father of Anne E. Fox Mounsey, a member of the Board of Directors.

        Keith E. Bailey has served as a member of the Board of Directors of our General Partner since January 2005. Mr. Bailey serves as the chairman of the Board's Audit Committee and also serves on the Board's Compensation Committee. Mr. Bailey was formerly the Chairman, President and Chief Executive Officer of The Williams Companies, Inc. ("Williams"). Commencing in 1973, Mr. Bailey served in various capacities with Williams and its subsidiaries, including President and Chairman of Williams Pipe Line, Chairman of WilTel Communications, President of Williams Natural Gas, and Executive Vice President and Chief Financial Officer of Williams. Also, Mr. Bailey served on the Williams board of directors from 1988 until his retirement in 2002, including eight years as Chairman. He currently serves on the boards of directors of Apco Argentina Inc., Associated Electric & Gas Insurance Services Limited (AEGIS) and Integrys Energy Group, Inc. Mr. Bailey holds a bachelor's degree in mechanical engineering from the Missouri School of Mines and Metallurgy.

        Michael L. Beatty was elected to the Board of Directors of our General Partner in February 2008 and serves on the Board's Nominating and Corporate Governance Committee, having previously served as a member of the board of directors of MarkWest Hydrocarbon, Inc. from June 2005 to February 2008.

Mr. Beatty is currently Chairman of the law firm of Beatty & Wozniak, P.C. headquartered in Denver, Colorado, with a practice focused exclusively on energy, including oil and gas exploration, regulatory affairs, public lands, litigation and title. A Harvard Law School graduate, Mr. Beatty began his career in the energy industry as in-house counsel for Colorado Interstate Gas Company, and ultimately became Executive Vice President, General Counsel and a Director of The Coastal Corporation. He served as Chief of Staff to Colorado Governor Roy Romer from 1993 to 1995. Mr. Beatty also currently serves on the board of directors of Denbury Resources Inc.

        Charles K. Dempster has served as a member of the Board of Directors of our General Partner since December 2002. Mr. Dempster serves as the chairman of the Board's Compensation Committee. Mr. Dempster has more than 30 years of experience in the natural gas and power industry. He held various management and executive positions with Enron Corporation and its predecessors between 1969 and 1986, focusing on natural gas supply, transmission and distribution. From 1986 through 1992, Mr. Dempster served as President of Reliance Pipeline Company and Executive Vice President of Nicor Oil and Gas Corporation, oil and natural gas midstream and exploration subsidiaries of Nicor Inc. in Chicago. In 1993, he was appointed President of Aquila Energy Corporation, a wholly-owned midstream, pipeline and energy-trading subsidiary of Utilicorp, Inc. Mr. Dempster retired in 2000 as Chairman and Chief Executive Officer of Aquila Energy Company. Mr. Dempster holds a bachelor's degree in civil engineering from the University of Houston and attended graduate business school at the University of Nebraska.

        Donald C. Heppermann has served as a member of the Board of Directors of our General Partner since its inception in May 2002 and of the MarkWest Hydrocarbon's board of directors from November 2002 until February 2008, and serves as chairman of the Board's Nominating and Corporate Governance Committee and serves on the Audit Committee. Mr. Heppermann served as Executive Vice President, Chief Financial Officer and Secretary of our General Partner and of MarkWest Hydrocarbon, Inc. since October 2003 until his retirement in March 2004. Mr. Heppermann joined our General Partner and MarkWest Hydrocarbon in November 2002 as Senior Vice President and Chief Financial Officer, and served as Senior Executive Vice President beginning in January 2003. Prior to joining MarkWest, Mr. Heppermann was a private investor and a career executive in the energy industry with responsibilities in operations, finance, business development and strategic planning. From 1990 to 1997, Mr. Heppermann served as President and Chief Operating Officer for InterCoast Energy Company, an unregulated subsidiary of Mid American Energy Company. From 1987 to 1990, Mr. Heppermann was employed by Pinnacle West Capital Corporation, the holding company for Arizona Public Service Company, where he was Vice President of Finance. From 1965 to 1987, Enron Corporation and its predecessors employed Mr. Heppermann in a variety of positions, including Executive Vice President, Gas Pipeline Group.

        William A. Kellstrom has served as a member of the Board of Directors of our General Partner since its inception in May 2002 and served as a member of MarkWest Hydrocarbon's board of directors from May 2000 until February 2008. Mr. Kellstrom serves on the General Partner Board's Audit Committee and also serves on the Board's Compensation Committee. Mr. Kellstrom has held a variety of managerial positions in the natural gas industry since 1968. They include distribution, pipelines and marketing. He held various management and executive positions with Enron Corporation, including Executive Vice President, Pipeline Marketing and Senior Vice President, Interstate Pipelines. In 1989, he created and was President of Tenaska Marketing Ventures, a gas marketing company for the Tenaska Power Group. From 1992 until 1997 he was with NorAm Energy Corporation (since merged with Reliant Energy, Incorporated) where he was President of the Energy Marketing Company and Senior Vice President, Corporate Development. Mr. Kellstrom retired in 1997 and is periodically engaged as a consultant to energy companies.

        Anne E. Fox Mounsey was elected to the Board of Directors of our General Partner in February 2008. Ms. Mounsey previously served as a member of the board of directors of MarkWest Hydrocarbon, Inc. from October 2004 until February 2008. From 1991 to 2003, Ms. Mounsey held various positions with MarkWest Energy and MarkWest Hydrocarbon, her most recent as Manager of Marketing and Business

Development. Ms. Mounsey is the daughter of John M. Fox, our General Partner's Chairman of the Board of Directors.

        William P. Nicoletti has served as a member of the Board of Directors of our General Partner since its inception in May 2002. Mr. Nicoletti serves on the Board's Audit Committee and also serves on the Board's Nominating and Corporate Governance Committee. Mr. Nicoletti is Managing Director of Nicoletti & Company Inc., a private banking firm formed in 1991. Previously, he was a Managing Director and head of Energy Investment Banking for PaineWebber Incorporated and E.F Hutton & Company Inc. Mr. Nicoletti is a director and Chairman of the Audit Committee of Kestrel Heat LLC, the general partner of Star Gas Partners, L.P. Mr. Nicoletti is a graduate of Seton Hall University and received an MBA from Columbia University Graduate School of Business.

        Donald D. Wolf was elected to the Board of Directors of our General Partner in February 2008 and serves on the Board's Compensation Committee. Mr. Wolf previously served as a member of the board of directors of MarkWest Hydrocarbon, Inc. from June 1999 until February 2008. In September 2004, Mr. Wolf joined Aspect Energy, LLC as President and Chief Executive Officer. He is also Chief Executive Officer and a Partner of Quantum Resources, LLC. Mr. Wolf currently serves as a Director of Aspect Energy, Enduring Resources and Ascend Geo, LLC. Mr. Wolf previously served as Chairman, Chief Executive Officer and Director of Westport Resources Corporation from July 1996 until Westport's merger with Kerr McKee Corporation in 2004. Mr. Wolf has a diversified 40-year career in the oil and natural gas industry.

        Frank M. Semple was appointed as President of both our General Partner and MarkWest Hydrocarbon, Inc. on November 1, 2003. Mr. Semple also became Chief Executive Officer of both MarkWest entities on January 1, 2004. Mr. Semple is a member of the Board of Directors of our General Partner and of MarkWest Hydrocarbon. Prior to his service with MarkWest, Mr. Semple served in various capacities, most recently as Chief Operating Officer of WilTel Communications, formerly Williams Communications Group, Inc. ("WCG") from 1997 to 2003. Prior to his tenure at WilTel Communications, he was the Senior Vice President/General Manager of Williams Natural Gas from 1995 to 1997, Vice President of Marketing and Vice President of Operations and Engineering for Northwest Pipeline, and Director of Product Movements and Division Manager for Williams Pipeline during his 22-year career with The Williams Companies. During his tenure at Williams Communications, he also served on the board of directors for PowerTel Communications and the Competitive Telecommunications Association (Comptel). Mr. Semple holds a Mechanical Engineering degree from the United States Naval Academy and is a professional engineer registered in the state of Kansas.

Executive Officers of MarkWest Energy GP, L.L.C.

        C. Corwin Bromley, Senior Vice President, General Counsel and Secretary, was appointed as General Counsel of our General Partner in September 2004. Prior to joining MarkWest, Mr. Bromley served as Assistant General Counsel at Foundation Coal Holdings, Inc. f/k/a RAG American Coal Holding, Inc. from 1999 through 2004, and as General-Managing Attorney and Sr. Environmental Attorney at Cyprus Amax Minerals Company from 1989 to 1999. Prior to that, Mr. Bromley was in private practice with the law firm Popham, Haik, Schnobrich & Kaufman from 1984 through 1989. Preceding his legal career, Mr. Bromley worked as a structural/design engineer involved in several domestic and international LNG and energy projects with the firms CBI, Inc. and Chicago Bridge & Iron Company. Mr. Bromley received his J.D. degree from the University of Denver and his bachelor's degree in Civil Engineering from the University of Wyoming.

        Nancy K. Buese, Senior Vice President, Chief Financial Officer, was appointed Chief Financial Officer of our General Partner in October 2006. Prior to her appointment as CFO, Ms. Buese served as Chief Accounting Officer of MarkWest since November 2005. Prior to joining MarkWest, Ms. Buese was the Chief Financial Officer for Experimental and Applied Sciences ("EAS") in Golden, Colorado. EAS is a

wholly-owned subsidiary of Abbott Laboratories. Prior to her employment at EAS, Ms. Buese was a Vice President with TransMontaigne Inc. in Denver, Colorado. Preceding this appointment, Ms. Buese was a Partner with Ernst & Young LLP, having spent time in the firm's Denver, London, New York and Washington, D.C. offices.

        John C. Mollenkopf, Senior Vice President, Chief Operations Officer, was appointed as Chief Operations Officer of our General Partner in October 2006. Prior to his appointment as COO, Mr. Mollenkopf served as Senior Vice President, Southwest Business Unit, since January 2004 and as Vice President, Business Development since January 2003. Prior to these positions, he served as Vice President, Michigan Business Unit, of our General Partner since its inception in May 2002 and in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Mollenkopf was General Manager of the Michigan Business Unit of MarkWest Hydrocarbon since 1997. He joined MarkWest Hydrocarbon in 1996 as Manager, New Projects. From 1983 to 1996, Mr. Mollenkopf worked for ARCO Oil and Gas Company, holding various positions in process and project engineering, as well as operations supervision.

        Randy S. Nickerson, Senior Vice President, Chief Commercial Officer, was appointed as Chief Commercial Officer of our General Partner in October 2006. Prior to his appointment as CCO, Mr. Nickerson served as Senior Vice President, Corporate Development of MarkWest since January 2003. Prior to these positions, Mr. Nickerson served as Senior Vice President of our General Partner since its inception in May 2002 and served in the same capacity with MarkWest Hydrocarbon since December 2001. Prior to that, Mr. Nickerson served as MarkWest Hydrocarbon's Vice President and the General Manager of the Appalachia Business Unit since June 1997. Mr. Nickerson joined MarkWest Hydrocarbon in July 1995 as Manager, New Projects and served as General Manager of the Michigan Business Unit from June 1996 until June 1997. From 1990 to 1995, Mr. Nickerson was a Senior Project Manager and Regional Engineering Manager for Western Gas Resources, Inc. From 1984 to 1990, Mr. Nickerson worked for Chevron USA and Meridian Oil Inc. in various process and project engineering positions.

        Andrew L. Schroeder, Vice President Finance, Treasurer and Assistant Secretary, was appointed as Vice President and Treasurer of our General Partner in February 2003. Prior to his appointment, he was Director of Finance/Business Development at Crestone Energy Ventures from 2001 through 2002. Prior to that, Mr. Schroeder worked at Xcel Energy for two years as Director of Corporate Financial Analysis. Prior to that, he spent seven years working with various energy companies. He began his career with Touche, Ross & Co. and spent eight years in public accounting. Mr. Schroeder is a Certified Public Accountant licensed in the state of Colorado.

Board Independence

        Under the New York Stock Exchange ("NYSE") rules, listed limited partnerships like the Partnership are not subject to certain rules requiring that a majority of the board of directors of a listed company be considered independent pursuant to independence standards established by the NYSE. However, under the Limited Partnership Agreement, the Board of Directors of the General Partner must meet the independence requirements of the NYSE regardless of these exceptions. To be considered an independent director under the NYSE rules, the Board of Directors must determine, after recommendation by the Nominating and Corporate Governance Committee and after due deliberation, that a director has no material relationship with the Partnership other than as a director. In making this determination, the Board of Directors adheres to all of the specific tests for independence included in the NYSE listing standards and considers all other facts and circumstances it deems necessary or advisable and any standards of independence as may be established by the Board of Directors from time to time. The Board of Directors has determined that the following members of the Board of Directors are independent: Mr. Bailey, Mr. Beatty, Mr. Dempster, Mr. Heppermann, Mr. Kellstrom, Mr. Nicoletti, and Mr. Wolf. We currently have a majority of independent members on our Board of Directors, and are in compliance with the NYSE independence requirements. In connection with determining the independence of Mr. Beatty, the Board of Directors considered the non-material law services provided to the Partnership by the law firm of Beatty & Wozniak, P.C., of which Mr. Beatty is the Chairman. The Board determined that this arrangement did not affect Mr. Beatty's independence under the NYSE listing standards.

Audit Committee Financial Expert

        The members of the Audit Committee of the Board of Directors of our General Partner for 2007 were Keith E. Bailey, Charles K. Dempster and William P. Nicoletti. Following the redemption and merger in February 2008, the Partnership's Audit Committee assignments were changed, and the Audit Committee was increased to four members, who are currently Keith E. Bailey (chairman), Donald C. Heppermann, William A. Kellstrom and William P. Nicoletti. Each of the individuals currently serving on our Audit Committee as well as each individual who served on the Audit Committee during 2007 satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. The Board of Directors of our General Partner believes each of the members of the Audit Committee is financially literate. In addition, the Board of Directors of our General Partner has determined that each of Mr. Bailey, Mr. Heppermann, Mr. Kellstrom and Mr. Nicoletti is financially sophisticated and qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management or to an individual member of the Audit Committee. The Audit Committee may, however, from time to time delegate its authority to the Audit Committee Chairman, Mr. Bailey, who reports on the independent registered public accounting firm services approved by the Chairman at the next Audit Committee meeting.

Code of Business Conduct and Ethics

        We have adopted a Code of Conduct and Ethics that complies with SEC standards, applicable to the persons serving as our directors, officers (including without limitation, our CEO, CFO and Principal Operations Officers) and employees. This includes the prompt disclosure to the SEC of a Current Report on Form 8-K of any waiver of the code for executive officers or directors approved by the Board of Directors. A copy of our Code of Business Conduct and Ethics is available free of charge in print to any unitholder who sends a request to the office of the Secretary of MarkWest Energy Partners, L.P. at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126. The Code of Conduct and Ethics is also posted on our website at www.markwest.com.

Meetings of the Board of Directors and Committees

        During the year ended December 31, 2007, the Board of Directors of our General Partner met fourteen times. All board members attended 100% of the meetings during the period they were directors, with the exception of Mr. Kellstrom, who attended thirteen of the fourteen meetings. The Board of Directors and its committees also act from time to time by unanimous written consent in lieu of meetings. In addition, non-management directors meet without employee directors at regularly scheduled executive sessions, at least once per year and at such times as they may deem appropriate. The director presiding over these executive sessions is the Chairman of the Board. Independent directors also meet in executive session at least once per year. For more information regarding communication with our non-management directors, see the section below entitled Communication with Non-Management Directors.

        During 2007, the Board of Directors of our General Partner had a standing Audit Committee and Compensation Committee. The Board did not have a standing Nominating and Corporate Governance Committee or a committee performing a similar function during 2007, as this was not required of publicly traded limited partnerships under the NYSE rules and the nominations for and election of our Board of Directors were made by our General Partner's then parent company, MarkWest Hydrocarbon. Following the redemption and merger, our General Partner's Board of Directors established a Nominating and Corporate Governance Committee in accordance with the Partnership's adoption under the Limited Partnership Agreement of the New York Stock Exchange's corporate governance rules as are applicable to corporations, notwithstanding its continuation as a limited partnership. The Nominating and Corporate Governance Committee members are Donald C. Heppermann (chairman), William P. Nicoletti, and Michael L. Beatty.

        Compensation Committee.    The Compensation Committee assists the Board in discharging its responsibilities relating to overall compensation matters, makes recommendations to the Board concerning salaries and incentive compensation for the officers of the General Partner and the employees of MarkWest Hydrocarbon, and administers our Long-Term Incentive Plan and 2008 Long-Term Incentive Plan as well as the MarkWest Hydrocarbon 1996 Stock Incentive Plan and 2006 Stock Incentive Plan, as described in more detail in the section below entitled Compensation Discussion and Analysis. During 2007, the members of the Compensation Committee were Charles K. Dempster, Keith E. Bailey, and William P. Nicoletti. Following the redemption and merger in February 2008, the Compensation Committee was increased to four members, who are Charles K. Dempster (chairman), Keith E. Bailey, William A. Kellstrom and Donald D. Wolf. All of the Compensation Committee members meet the independence requirements set forth in Section 303A.05 of the New York Stock Exchange Listed Company Manual. During fiscal 2007, the Compensation Committee held six meetings, all of which were attended by all of the committee members. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors of our General Partner, a copy of which is available on our Internet website at www.markwest.com.

        Audit Committee.    The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the services provided by our independent registered public accountants, aids management in the establishment and supervision of our financial controls, pre-approves all audit and permitted non-audit services provided by our independent registered public accountants, assists in Board oversight of the integrity of the Partnership's financial statements and the independent registered public accountant's qualifications and expertise, evaluates the scope of the annual audit, reviews audit results, consults with management and our independent registered public accountants prior to the presentation of financial statements to common unitholders and, as appropriate, initiates inquiries into aspects of our financial affairs. All of the members of the Audit Committee are independent, as such term is defined in Sections 303A.06 and 303A.07 of the New York Stock Exchange Listed Company Manual, and meet the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The members of the Audit Committee of the Board of Directors of our General Partner for 2007 were Keith E. Bailey, Charles K. Dempster and William P. Nicoletti. Following the redemption and merger in February 2008, the Audit Committee assignments were changed and the Committee membership was increased to four members, who are Keith E. Bailey (chairman), Donald C. Heppermann, William A. Kellstrom and William P. Nicoletti. During fiscal 2007, the Audit Committee held eight meetings, both in person and via teleconference, and also took action by unanimous written consent. During 2007, all of the Audit Committee members attended 100% of the meetings of the Audit Committee. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors of our General Partner, a copy of which is available on our Internet website at www.markwest.com.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to the

Partnership, overseeing the evaluation of the Board of Directors and its standing committees and overseeing the succession planning for the Chief Executive Officer and other principal officers of the General Partner. The Nominating and Corporate Governance Committee was recently formed in February 2008 following the redemption and merger with MarkWest Hydrocarbon in accordance with the New York Stock Exchange's corporate governance rules. The members of the Nominating and Corporate Governance Committee are Donald C. Heppermann (chairman), William P. Nicoletti, and Michael L. Beatty. The Nominating and Corporate Governance Committee selects nominees to become directors who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other directors and nominees to the Board, in collectively serving the long-term interests of the Partnership and its unitholders. In selecting director nominees, the Nominating and Corporate Governance Committee assesses each nominee's skills, knowledge, perspective, broad business judgment and leadership, relevant industry knowledge, business creativity and vision, experience, age and diversity, all in the context of the perceived needs of the Board at that time. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors of our General Partner, a copy of which is available at our Internet website at www.markwest.com. In addition, the Partnership and the General Partner operate pursuant to corporate governance guidelines, a copy of which is available at our Internet website at www.markwest.com. You may also request a copy of the corporate governance guidelines by contacting our Investor Relations Department at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202-2126 or by telephone at (303) 925-9200.

Director Attendance at Annual Meetings

        This is our first Annual Meeting of Common Unitholders, and directors are invited and encouraged to attend.

Consideration of Director Candidates

        The Nominating and Corporate Governance Committee does not entertain, and does not have a policy regarding the consideration of, director candidates suggested by common unitholders. The General Partner relies upon the extensive industry experience and expertise of the members of the Nominating and Corporate Governance to identify qualified nominees for the Board of Directors.

Communication with Non-Management Directors

        Common unitholders are invited to contact any or all of the Partnership's outside directors by mailing a letter to one or all of them in care of the Partnership's headquarters. Any such correspondence received will be delivered unopened to the relevant party or parties. In addition, a common unitholder or any other interested party may anonymously raise concerns and issues to our non-management directors by submitting a report to EthicsPoint, our outside incident reporting service provider. Reports may be submitted to EthicsPoint by telephone at 1-866-384-4277 or online at its Internet website at www.ethicspoint.com. Reports submitted to EthicsPoint are distributed to the Chair of the Audit Committee, which is currently Keith E. Bailey, as well as to the General Partner's Senior Vice President and General Counsel and the Vice President of Compliance and Internal Audit.

        Finally, management welcomes, at any time, comments, questions or suggestions from any common unitholder. The Partnership remains dedicated to ensuring complete, accurate and prompt disclosure of all material information about the Partnership and its business and to continuing to serve the best interest of its common unitholders.

AUDIT COMMITTEE REPORT

        This report of the Audit Committee describes the responsibilities and considerations of the Audit Committee with respect to the year ended December 31, 2007. The Board of Directors of the General Partner has adopted a Charter of the Audit Committee, a copy of which is available on our Internet website at www.markwest.com. The information contained in the Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall the information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we have specifically incorporated it by reference into such filing.

        The current Audit Committee is comprised of Keith E. Bailey (chairman), Donald C. Heppermann, William A. Kellstrom, and William P. Nicoletti. During fiscal 2007, the Audit Committee held eight meetings, both in person and via teleconference, all of which were attended by all of the Audit Committee members. The Audit Committee also took action by unanimous written consent during 2007.

        The role of the Audit Committee is to oversee the Partnership's financial reporting process on behalf of the Board of Directors of the General Partner. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accountants are responsible for performing independent audits of our consolidated financial statements in accordance with generally accepted auditing standards in the United States and of our internal controls over financial reporting and expressing opinions as to the conformity of such financial statements with generally accepted accounting principles in the United States and as to our internal controls over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2007 with management and the independent registered public accountants.

        Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The independent registered public accountants have discussed with the Audit Committee the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, our independent registered public accountants have provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the accountants their independence from MarkWest Energy Partners. The Audit Committee has also considered whether the independent accountant's provision of non-audit services is compatible with maintaining the independent registered public accountants' independence and determined that it is.

        Based on the reports, reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee
Mr. Keith E. Bailey, Chairman Mr. Donald C. Heppermann Mr. William A. Kellstrom Mr. William P. Nicoletti

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities registered under Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership in such securities. SEC regulations also require directors, executive officers and greater than 10% stockholders to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements during the year ended December 31, 2007, except as noted:

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  A Form 4 for an in kind distribution of common units from an investment fund in August 2006 was inadvertently filed late for Mr. Fox, Chairman of the Board of Directors; and

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  An amended Form 3 was filed for Ms. Mounsey, as a newly elected Director, for inadvertently failing to include certain historical holdings on her Form 3.

        We are not aware of any other failure to file a Section 16(a) form with the SEC, or any transaction that was required to be reported, but that was not reported on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Prior to the redemption and merger in February 2008, MarkWest Hydrocarbon controlled our operations through its 89.7% ownership interest in the General Partner and its 12.2% limited partnership interest in us, which consisted of 4,938,992 common units of the Partnership.

Distributions and Payments to our General Partner and its Affiliates

        Prior to the redemption and merger with MarkWest Hydrocarbon in February 2008, our General Partner owned a 2% general partner interest and all of the incentive distribution rights. Under our partnership agreement in effect prior to the redemption and merger, our General Partner was entitled to receive incentive distributions if the amount we distributed with respect to any quarter exceeded levels specified in the partnership agreement. Under the quarterly incentive distribution provisions, generally our General Partner was entitled to 13% of amounts we distributed in excess of $0.275 per unit, 23% of the amounts we distributed in excess of $0.3125 per unit and 48% of amounts we distributed in excess of $0.375 per unit. Our General Partner received incentive distributions in an approximate aggregate amount of $29.6 million in 2007, $16.0 million in 2006 and $5.7 million in 2005.

Redemption and Merger with MarkWest Hydrocarbon

        On February 21, 2008, we consummated the redemption and merger with MarkWest Hydrocarbon pursuant to which MarkWest Hydrocarbon and our General Partner became our subsidiaries. As part of this transaction, MarkWest Hydrocarbon redeemed approximately 3.9 million shares of its common stock for cash consideration of approximately $240.5 million, followed immediately by a merger, pursuant to which all remaining shares of MarkWest Hydrocarbon common stock were converted into approximately 15.5 million of our common units.

        In addition, the incentive distribution rights and the 2% economic interest in us previously owned by our General Partner and the common units owned by MarkWest Hydrocarbon were exchanged for Class A units in the Partnership, effectively eliminating the incentive distribution rights.

        Contemporaneously with the closing of the redemption and merger transaction, we separately acquired 100% of the Class B membership interests in our General Partner that had been held by current and former management and certain directors of MarkWest Hydrocarbon and of our General Partner for

approximately $21.2 million in cash and 946,146 of our common units. The sellers of the general partnership interests included:

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  Mr. Frank M. Semple, Chief Executive Officer, President and a Director of our General Partner, who received $4,118,476 and 183,717 common units in the Partnership in connection with the sale of the Class B GP Interest;

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  Ms. Nancy K. Buese, Senior Vice President and Chief Financial Officer of our General Partner, who received $511,808 and 15,372 common units in the Partnership in connection with the sale of the Class B GP Interest;

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  Mr. Randy S. Nickerson, Senior Vice President and Chief Commercial Officer of our General Partner, who received $4,523,390 and 110,101 common units in the Partnership in connection with the sale of the Class B GP Interest;

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  Mr. John C. Mollenkopf, Senior Vice President and Chief Operations Officer of our General Partner, who received $4,523,390 and 110,101 common units in the Partnership in connection with the sale of the Class B GP Interest;

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  Mr. C. Corwin Bromley, Senior Vice President, General Counsel and Secretary of our General Partner, who received $205,885 and 9,186 common units in the Partnership in connection with the sale of the Class B GP Interest;

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  Mr. Andrew L. Schroeder, Vice President of Finance and Treasurer of our General Partner, who received $411,848 and 18,372 common units in the Partnership in connection with the sale of the Class B GP Interest;

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  Mr. John M. Fox, Chairman of the Board of Directors of our General Partner, who received $1,530,021 and 199,938 common units in the Partnership in connection with the sale of the Class B GP Interest; and

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  Mr. Donald C. Heppermann, a Director of our General Partner, who received $2,059,238 and 91,859 common units in the Partnership in connection with the sale of the Class B GP Interest.

        As a result of the MarkWest Hydrocarbon transaction, MarkWest Hydrocarbon and our General Partner are our wholly-owned subsidiaries.

Agreements with MarkWest Hydrocarbon

        We entered into various agreements with MarkWest Hydrocarbon on May 24, 2002, the closing of our initial public offering. Specifically, we entered into:

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  an Omnibus Agreement;

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  a Gas-Processing Agreement;

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  a Pipeline Liquids Transportation Agreement;

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  a Fractionation, Storage and Loading Agreement; and

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  a Natural Gas Liquids Purchase Agreement.

        Effective January 1, 2004, we entered into a Services Agreement whereby MarkWest Hydrocarbon, Inc. will act in a management capacity rendering day-to-day business operations and administrative services to the Partnership.

        These agreements were not the result of arm's-length negotiations.

        For the years ended December 31, 2007, 2006 and 2005, revenues from MarkWest Hydrocarbon totaled $75.0 million, $73.6 million and $64.9 million, respectively, representing 12% of consolidated

Partnership revenues. Specific pricing information relating to these agreements has been omitted because the pricing information constitutes confidential information of the Partnership.

Omnibus Agreement

        Concurrently with the closing of our initial public offering, we entered into an agreement with MarkWest Hydrocarbon, our General Partner and our operating company, MarkWest Energy Operating Company, L.L.C., that governs potential competition and indemnification obligations among us and the other parties to the agreement.

        Services.    Pursuant to the Omnibus Agreement, we have designated each current or future employee of MarkWest Hydrocarbon who fulfills a job function on our behalf as our agent, with full power and authority to perform such job function.

        Non-Competition Provisions.    MarkWest Hydrocarbon agreed, and caused its affiliates to agree, for so long as MarkWest Hydrocarbon controls the General Partner, not to engage in, whether by acquisition, construction or otherwise, the business of processing natural gas and transporting, fractionating and storing natural gas liquids (NGLs). This restriction will not apply to:

  •
  the gathering of natural gas;

  •
  any business operated by MarkWest Hydrocarbon or any of its subsidiaries at the closing of our initial public offering;

  •
  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs that has a fair market value of less than $7.5 million;

  •
  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs that has a fair market value of $7.5 million or more if we have been offered the opportunity to purchase the business for fair market value, and we decline to do so with the concurrence of the Conflicts Committee of our General Partner's Board of Directors; and

  •
  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs where the fair market value of the restricted business is $7.5 million or more and represents less than 20% of the aggregate value of the entire business to be acquired or constructed; provided, however, that following completion of such acquisition or construction, we are provided the opportunity to purchase such restricted business.

        License Provisions.    Pursuant to the Omnibus Agreement, MarkWest Hydrocarbon granted us a nontransferable, nonexclusive, royalty-free right to use the "MarkWest" name and mark.

        The Omnibus Agreement may not be amended without the concurrence of the Conflicts Committee of our General Partner's Board of Directors. The Omnibus Agreement, other than the indemnification provisions, will terminate if:

  •
  a change of control of MarkWest Hydrocarbon occurs; or

  •
  we are no longer an affiliate of MarkWest Hydrocarbon.

        The redemption and merger with MarkWest Hydrocarbon did not constitute a change of control of MarkWest Hydrocarbon under the Omnibus Agreement.

Gas-Processing Agreement

        At the closing of our initial public offering, we entered into a Gas-Processing Agreement with MarkWest Hydrocarbon that governs the parties' obligations with respect to the processing of natural gas at our Kenova, Boldman and Cobb processing plants.

        Gas-Processing Services.    Under the Gas-Processing Agreement, until 2012 and on a year-to-year basis thereafter, MarkWest Hydrocarbon has agreed to:

  •
  commit to deliver, at specified locations, all of the natural gas that MarkWest Hydrocarbon has the right to process or has processed at our Kenova, Boldman or Cobb processing plants under its operating agreements with third party producers; and

  •
  furnish all of the natural gas used as fuel in the operation of our Kenova, Boldman and Cobb processing plants.

        We have agreed to:

  •
  accept and process, at our sole risk and expense, all of the natural gas that MarkWest Hydrocarbon delivers to our Kenova, Boldman or Cobb processing plants up to the then-existing design capacity of each processing plant;

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  redeliver, for the account of MarkWest Hydrocarbon or for the parties designated by MarkWest Hydrocarbon, the residue gas to third-party producers in transmission facilities;

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  deliver all NGLs recovered or extracted at each processing plant to MarkWest Hydrocarbon for further transportation to our Siloam fractionator facility;

  •
  in the event the volumes delivered to any processing plant exceed the then-existing plant design capacity, use our reasonable, diligent efforts to process all the natural gas delivered by MarkWest Hydrocarbon to, or as near as possible to, the residue gas-quality specifications; and

  •
  if at any time the volumes delivered to a processing plant exceed by 5% the daily average of volume that can be processed to residue gas for 60 days within a 90-day period, promptly begin and diligently complete the necessary work to increase the capacity of a processing plant.

        As compensation for providing these services, MarkWest Hydrocarbon pays us a monthly gas-processing fee based on the natural gas volumes delivered at our Kenova, Boldman and Cobb processing plants. A portion of this gas-processing fee is adjusted on each anniversary of the effective date to reflect changes in the Producers Price Index for Oil and Gas Operations Support Activities.

        Indemnification Provisions.    Under the Gas-Processing Agreement, MarkWest Hydrocarbon has agreed to indemnify us from any and all losses we incur arising from MarkWest Hydrocarbon facilities or its possession and control of the natural gas (except to the extent caused by our gross negligence or willful conduct). MarkWest Hydrocarbon will be in possession and control of the natural gas until it is delivered to one of our processing facilities and after our operating company redelivers the residue gas to MarkWest Hydrocarbon.

        We have agreed to indemnify MarkWest Hydrocarbon from any and all losses incurred by MarkWest Hydrocarbon arising from our facilities or our possession and control of the natural gas (except to the extent caused by MarkWest Hydrocarbon's gross negligence or willful conduct). We will be in possession and control of the natural gas after it is delivered to one of our processing facilities and until we redeliver the residue gas to MarkWest Hydrocarbon.

        We will also pay MarkWest Hydrocarbon a penalty of $5,000 per day (unless MarkWest Hydrocarbon can establish actual damages in excess of $5,000 per day) if we fail to process the natural gas at any of our processing plants to meet the agreed specifications, or interrupt the NGL production process, unless the reason for the failure or interruption is:

  •
  the suspension of operations necessary for turnaround time, maintenance or repair time, not to exceed 30 days per year;

  •
  conditions of force majeure; or

  •
  reasons related to safety considerations and the integrity of our processing plants.

        If we interrupt processing at any of our processing plants for any reason for 30 consecutive days without making a good-faith effort to resume processing as soon as reasonably possible, or, if after notification from MarkWest Hydrocarbon, we are otherwise in default of any of the terms of the Gas-Processing Agreement for 25 days, then MarkWest Hydrocarbon, in its sole discretion and in addition to any other available legal or equitable remedies, may:

  •
  satisfy any and all of our obligations and be reimbursed by us the amount paid, attorneys' fees and annual interest;

  •
  seek interlocutory equitable relief and perform or have performed our obligations at our sole risk, liability, cost and expense; or

  •
  require us to specifically perform our obligations.

Pipeline Liquids Transportation Agreement

        At the closing of our initial public offering, we entered into a Pipeline Liquids Transportation Agreement with MarkWest Hydrocarbon that governs the parties' obligations with respect to the transportation of mixed NGLs to our Siloam fractionation facility.

        Transportation Services.    Under this Transportation Agreement, until 2012 and on a year-to-year basis thereafter, MarkWest Hydrocarbon delivers, at specified locations, all NGLs acquired from our Kenova processing facility, and any NGLs it desires to deliver from our Boldman extraction facility, or from other extraction plants or sources in the Appalachian region.

        We maintain and operate our pipeline system, at our sole risk and expense, to transport all of the NGLs that MarkWest Hydrocarbon delivers from our extraction facilities to our Siloam fractionation facility.

        In return, MarkWest Hydrocarbon pays us a monthly transportation fee based on the number of gallons of NGLs transported to our Siloam fractionation facility. A portion of this fee is adjusted on January 1 of each year to reflect changes in the Producers Price Index for Oil and Gas Operations Support Activities. Under the agreement, MarkWest Hydrocarbon will incur all incidental losses incurred at our facilities, or the losses or gains due to variations in measurement equipment.

        Indemnification Provisions.    Under the Transportation Agreement, MarkWest Hydrocarbon has agreed to indemnify us from any and all losses we incur arising from MarkWest Hydrocarbon facilities or its possession and control of the NGLs (except to the extent caused by our gross negligence or willful conduct). MarkWest Hydrocarbon will be in possession and control of the NGLs until they are delivered to our pipeline system.

        We have agreed to indemnify MarkWest Hydrocarbon from any and all losses incurred by MarkWest Hydrocarbon arising from our facilities or our possession and control of the NGLs (except to the extent caused by MarkWest Hydrocarbon's gross negligence or willful conduct). We will be in possession and control of the NGLs after they are delivered to our pipeline system.

Fractionation, Storage and Loading Agreement

        At the closing of our initial public offering, we entered into a Fractionation, Storage and Loading Agreement with MarkWest Hydrocarbon that governs the parties' obligations with respect to the unloading and fractionation of NGLs, and the storage of the NGL products at our Siloam facility.

        Services.    Under the Fractionation, Storage and Loading Agreement, until 2012 and on a year-to-year basis thereafter, MarkWest Hydrocarbon has agreed to deliver, at specified locations, all of the mixed

NGLs produced at our Kenova, Boldman or Cobb processing plants for fractionation at our Siloam fractionation facility.

        We have agreed to:

  •
  unload any NGLs that MarkWest Hydrocarbon delivers to our Siloam facility by railcar;

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  accept and fractionate into NGL products all of the NGLs that MarkWest Hydrocarbon delivers;

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  furnish and be responsible for all of the fuel needed in the operation of our Siloam facility;

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  operate, maintain and, if necessary, replace all facilities for loading the NGL products for shipment;

  •
  lease tracking rights on our Siloam railroad siding to MarkWest Hydrocarbon for no additional charge;

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  at our sole risk be responsible for loading the finished NGL products for shipments as directed by MarkWest Hydrocarbon; and

  •
  at the direction of MarkWest, store the finished NGL products in underground storage caverns at our Siloam facility and, if also directed by MarkWest Hydrocarbon, withdraw the products from such storage caverns.

        As compensation for providing our fractionating, loading and above ground storage services, MarkWest Hydrocarbon pays us a monthly fractionation fee based on the gallons delivered to us for fractionation. As compensation for our storage of the NGL products in underground storage caverns, MarkWest Hydrocarbon pays us an annual storage fee. As compensation for unloading any NGLs that MarkWest Hydrocarbon delivers to us by railcar, MarkWest Hydrocarbon pays us a monthly fee based on the gallons unloaded. A portion of each of the above fees is adjusted on January 1 of each year to reflect changes in the Producers Price Index for Oil and Gas Operations Support Activities. Under the agreement, MarkWest Hydrocarbon incurs all incidental losses incurred at our facilities, or the losses or gains due to variations in measurement equipment.

        Indemnification Provisions.    Under the Fractionation, Storage and Loading Agreement, MarkWest Hydrocarbon has agreed to indemnify us from any and all losses we incur arising from MarkWest Hydrocarbon facilities or its possession and control of the NGLs or NGL products (except to the extent caused by our gross negligence or willful conduct). MarkWest Hydrocarbon will be in possession and control of the NGLs until they are delivered to our Siloam facility, and of the NGL products after we load them into transportation facilities provided by MarkWest Hydrocarbon.

        We have agreed to indemnify MarkWest Hydrocarbon from any and all losses incurred by MarkWest Hydrocarbon arising from our facilities or our possession and control of the NGLs or NGL products (except to the extent caused by MarkWest Hydrocarbon's gross negligence or willful conduct). We will be in possession and control of the NGLs after they are delivered to our Siloam facility and of the NGL products until we load them into transportation facilities provided by MarkWest Hydrocarbon.

Natural Gas Liquids Purchase Agreement

        At the closing of our initial public offering, we entered into a Natural Gas Liquids Purchase Agreement with MarkWest Hydrocarbon that governs the parties' obligations with respect to the sale and purchase of NGL products we acquire under the Gas-Processing (Maytown) Agreement between a third party producer and MarkWest Hydrocarbon, which were assigned to us, as well as any other NGL products we acquire.

        Purchase and Sale.    Under the Natural Gas Liquids Purchase Agreement, until 2012, we have agreed to commit to deliver to MarkWest Hydrocarbon all of the NGL products produced from the NGLs we acquire under the Maytown Agreement, together with such other NGLs to be sold at our facility. MarkWest Hydrocarbon has agreed to receive and purchase all of these NGL products.

        As consideration for the sale of NGL products, MarkWest Hydrocarbon pays us a monthly fee equal to the Net Sales Price per gallon (determined under the Maytown Agreement), times the number of gallons of NGL products contained in our NGLs.

        Indemnification Provisions.    Under the Natural Gas Liquids Purchase Agreement, MarkWest Hydrocarbon has agreed to indemnify us from any and all losses we incur arising from MarkWest Hydrocarbon facilities or its possession and control of the NGL products (except to the extent caused by our gross negligence or willful misconduct). As between the parties, MarkWest Hydrocarbon will be in possession and control of the NGL products after they are delivered to MarkWest Hydrocarbon at the designated delivery point.

        We have agreed to indemnify MarkWest Hydrocarbon from any and all losses incurred by MarkWest Hydrocarbon arising from our facilities or our possession and control of the NGL products (except to the extent caused by MarkWest Hydrocarbon's gross negligence or willful misconduct). As between the parties, we will be in possession and control of the NGL products until we deliver them to MarkWest Hydrocarbon at the designated delivery point.

Services Agreement

        We entered into a Services Agreement with MarkWest Hydrocarbon effective January 1, 2004, whereby MarkWest Hydrocarbon agreed to act in a management capacity rendering day-to-day operational, business and asset management, accounting, personnel and related administrative services to the Partnership.

        The Partnership is obligated to reimburse MarkWest Hydrocarbon for all documented expenses incurred on behalf of the Partnership and which are expressly designated as reasonably necessary.

Relationship of Directors of our General Partner with MarkWest Hydrocarbon

        Keith E. Bailey, who serves as a member of our General Partner's Board of Directors, is also a member of the board of directors of Aegis, an insurance company. Aegis provides insurance to MarkWest Hydrocarbon, Inc. and the Partnership is a named insured under MarkWest Hydrocarbon's policy.

        Michael L. Beatty, Anne E. Fox Mounsey and Donald D. Wolf served on the Board of Directors of MarkWest Hydrocarbon prior to the redemption and merger. Mr. Beatty, Ms. Mounsey and Mr. Wolf were invited to serve on the Board of Directors of the General Partner upon completion of the merger and redemption. We do not consider Mr. Beatty, Ms. Mounsey or Mr. Wolf to be related parties in this context.

Transactions with Management and Others

        In September 2006 the Partnership entered into a Consulting Services Agreement and Separation Agreement with James G. Ivey, who retired as the Chief Financial Officer of the General Partner at that time. Pursuant to the Consulting Services Agreement, Mr. Ivey provided consulting services to the Partnership from October 2 through October 31, 2006, and received compensation in the amount of $19,850. Pursuant to the Separation Agreement, the Partnership agreed to pay Mr. Ivey his base salary for a period of eighteen months, through March 2008, or approximately $0.3 million. Also pursuant to the Separation Agreement, Mr. Ivey executed a release and waiver of claims against the Partnership and provided non-compete and non-solicitation covenants for the eighteen-month period of separation payments referenced above. All unvested phantom units of the Partnership and unvested shares of restricted stock of MarkWest Hydrocarbon held by Mr. Ivey were forfeited as of the termination date. Options that had vested but that were not yet exercised were forfeited if not exercised within 30 days after the termination date, or if any options could not be exercised as of that date due to restrictions under the securities laws, within 30 days after the restrictions were removed.

        In January 2007, the Partnership, our General Partner and MarkWest Hydrocarbon entered into indemnification agreements with certain directors and officers. In October 2007, the Partnership and our General Partner entered into amended and restated indemnification agreements with all of the directors and officers of the General Partner (referred to as the "indemnitees"), including Mr. Semple, Ms. Buese, Mr. Nickerson, Mr. Mollenkopf and Mr. Bromley. The amended and restated indemnification agreements replace the indemnification agreements entered into in January 2007. The amended and restated indemnification agreements are substantially similar to the terms of the second amended and restated indemnification agreements entered into by all of the directors and officers of the General Partner in April 2008, the terms of which are described in greater detail below in the section entitled Compensation Discussion and Analysis—Other Compensation Components—Indemnification Agreements.

        In February 2007, MarkWest Hydrocarbon entered into a Separation Agreement and Release with Richard A. Ostberg, the former Vice President of Risk and Compliance, in connection with the termination of Mr. Ostberg's employment. Pursuant to the Separation Agreement and Release, Mr. Ostberg continued his employment with MarkWest Hydrocarbon on an at-will basis until April 9, 2007. MarkWest Hydrocarbon agreed to pay Mr. Ostberg his base salary for a period of nine months following his termination date, or approximately $150,000, and Mr. Ostberg remained eligible to receive short-term incentive cash bonuses for 2006 and 2007 at a target level of 30% of base salary, with the 2007 bonus being subject to proration through the termination date. The aggregate amount of the short-term incentive cash bonuses paid to Mr. Ostberg was $91,000. MarkWest Hydrocarbon also paid Mr. Ostberg a lump sum payment of $1,250 in lieu of any equity incentive awards which may have otherwise been awarded for 2006 and 2007 and distributions or dividends that may have been associated with his equity awards. MarkWest Hydrocarbon also agreed to pay the premiums for health insurance continuation under COBRA for up to nine months. Also pursuant to the Separation Agreement and Release, Mr. Ostberg executed a Non-Competition, Non-Solicitation and Confidentiality Agreement, which contained non-compete and non-solicitation covenants that extend until the later of the date that the payments terminate or eighteen months after the termination of Mr. Ostberg's employment. MarkWest Hydrocarbon's obligation to make the payments to Mr. Ostberg is contingent upon his compliance with the terms of the Separation Agreement and Release and the Non-Competition, Non-Solicitation and Confidentiality Agreement. All unvested phantom units of the Partnership and unvested shares of restricted stock of MarkWest Hydrocarbon held by Mr. Ostberg were forfeited 30 days after the termination date. Options that had vested but that were not yet exercised were forfeited if not exercised within 30 days after the termination date.

        In March 2007, MarkWest Hydrocarbon entered into a Separation Agreement and Release with David Young, the former Senior Vice President of Corporate Services, in connection with the termination of Mr. Young's employment. Pursuant to the Separation Agreement and Release, Mr. Young continued his employment with MarkWest Hydrocarbon on an at-will basis until April 6, 2007. MarkWest Hydrocarbon agreed to pay Mr. Young a lump sum amount equal to fifty weeks of his base monthly salary, or approximately $197,115, and Mr. Young remained eligible to receive a short-term incentive cash bonus for 2007 at a target level of 40% of base salary, subject to proration through the termination date. Mr. Young did not receive any short-term incentive cash bonus for 2007. MarkWest Hydrocarbon also paid Mr. Young a lump sum payment of $10,000 in lieu of any equity incentive awards that may have been awarded for 2007 and distributions or dividends that may have been associated with his equity awards. MarkWest Hydrocarbon also agreed to pay the premiums for health insurance continuation under COBRA for up to fifty weeks. Also pursuant to the Separation Agreement and Release, Mr. Young executed a Non-Competition, Non-Solicitation and Confidentiality Agreement, which contained non-compete and non-solicitation covenants that extend until the later of the date that the payments terminate or eighteen months after the termination of Mr. Young's employment. MarkWest Hydrocarbon's obligation to make the payments to Mr. Young is contingent upon his compliance with the terms of the Separation Agreement and Release and the Non-Competition, Non-Solicitation and Confidentiality Agreement. All unvested phantom units of the Partnership and unvested shares of restricted stock of MarkWest Hydrocarbon held by Mr. Young were forfeited as of the termination date. Options that had vested but that were not yet exercised were forfeited if not exercised within 30 days after the termination date, or if any options could not be exercised as of that date due to restrictions under the securities laws, within 30 days after the restrictions were removed.

        In December 2007, MarkWest Hydrocarbon entered into a Separation Agreement and Release with Kimberly Marle, the former Vice President of Information Technology and Process Management, in connection with the termination of Ms. Marle's employment. Pursuant to the Separation Agreement and Release, Ms. Marle continued her employment with MarkWest Hydrocarbon on an at-will basis until December 31, 2007. MarkWest Hydrocarbon agreed to pay Ms. Marle a lump sum payment equal to $160,000, and Ms. Marle remained eligible to receive a short-term incentive cash bonus for 2007 at a target level of 32.5% of base salary. The amount of the short-term incentive cash bonus paid to Ms. Marle was $54,130. MarkWest Hydrocarbon also paid Ms. Marle a lump sum payment of $63,852 in lieu of any equity incentive awards that may have been awarded for 2007 and distributions or dividends that may have been associated with her equity awards. MarkWest Hydrocarbon also agreed to pay the premiums for health insurance continuation under COBRA for up to fifty-two weeks. Also pursuant to the Separation Agreement and Release, Ms. Marle executed a Non-Competition, Non-Solicitation and Confidentiality Agreement, which contained non-compete and non-solicitation covenants that extend until the later of the date that the payments terminate or eighteen months after the termination of Ms. Marle's employment. MarkWest Hydrocarbon's obligation to make the payments to Ms. Marle is contingent upon her compliance with the terms of the Separation Agreement and Release and the Non-Competition, Non-Solicitation and Confidentiality Agreement. All unvested phantom units of the Partnership and unvested shares of restricted stock of MarkWest Hydrocarbon held by Ms. Marle were forfeited as of the termination date. Options that had vested but that were not yet exercised were forfeited if not exercised within 30 days after the termination date, or if any options could not be exercised as of that date due to restrictions under the securities laws, within 30 days after the restrictions were removed.

Policies and Procedures for Review, Approval or Ratification of Transactions

        The independent members of the Board of Directors of our General Partner review those matters that the Board believes may involve conflicts of interest or related party transactions. In addition, the independent members of the Board of Directors conduct an annual review of conflicts issues and related party transactions. The Board of Directors does not have any written policies governing the review of conflicts of interest or related party transactions. The Board reviews each potential conflict or related party transaction based upon the facts and circumstances at issue to determine if the resolution of the conflict of interest or the related party transaction is fair and reasonable to us.

        The independent members of the Board of Directors did not separately review the separation agreements for Mr. Ostberg, Mr. Young and Ms. Marle discussed above, as these agreements were not inconsistent with the 1997 Severance Plan then in effect. However, these matters were generally discussed with the entire Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        This compensation discussion and analysis ("CD&A") is intended to provide information about our compensation objectives and policies for our principal executive officer, our principal financial officer and our other most highly compensated executive officers. The information contained in the CD&A will place in perspective the information contained in the tables that follow this discussion. Our CD&A begins with a description of our relationship with MarkWest Hydrocarbon with respect to reimbursement of compensation expenses and is followed by a general description of our compensation program and specific information as to its various components. Immediately following the CD&A is the Compensation Committee Report (the "Committee Report"). Following the Committee Report are compensation tables describing compensation paid in 2007 and outstanding equity awards held by executives. At the end, we have provided information concerning pension benefits and change-in-control agreements.

        The Partnership's business and affairs are managed through our General Partner, MarkWest Energy GP, L.L.C. However, neither we nor our General Partner directly employ any of the persons responsible for managing our business. Rather, the executives, officers and employees providing services to our General Partner, and ultimately to the Partnership, are employed and compensated by MarkWest Hydrocarbon, pursuant to a Services Agreement entered into with our General Partner. Under this Services Agreement, MarkWest Hydrocarbon provides the personnel to perform the day to day operational, management, accounting, and related administrative services to the Partnership. Further, under the Services Agreement, the General Partner reimburses MarkWest Hydrocarbon for an allocated portion of the base and incentive compensation of those persons responsible for managing our business, including the base and incentive compensation of the General Partner's executive officers.

        Prior to the redemption and merger with the Partnership, MarkWest Hydrocarbon operated its own separate business, and it utilized the same executives, officers and employees to manage its business and the Partnership's business. Accordingly, prior to the redemption and merger, the Compensation Committees and Boards of Directors of both MarkWest Hydrocarbon and the General Partner were involved in the determination of executive and employee compensation. As a result of the redemption and merger, MarkWest Hydrocarbon is a subsidiary of the Partnership, and going forward only the General Partner's Compensation Committee will be involved in the determination of executive and employee compensation. The compensation of the named executive officers presented in this Compensation Discussion and Analysis and the accompanying tables in the section entitled Compensation of Directors and Executive Officers are for the fiscal year 2007 which was prior to the redemption and merger, and reflects the total combined compensation for the named executive officers' services to both the Partnership and MarkWest Hydrocarbon.

Compensation Committee

Committee Members and Independence

        During 2007, the members of the Compensation Committee were Charles K. Dempster, Keith E. Bailey, and William P. Nicoletti. Following the redemption and merger in February 2008, the Compensation Committee assignments were changed and the Compensation Committee membership was increased to four members, who are now Charles K. Dempster (chairman), Keith E. Bailey, William A. Kellstrom and Donald D. Wolf. Each member of the Compensation Committee qualifies as an independent director under the requirements of the Securities and Exchange Commission and of the New York Stock Exchange.

Role of Committee

        The Compensation Committee discharges the Board's responsibilities relating to general compensation policies and practices and to compensation of our directors and executives. The Compensation Committee also administers the Partnership's incentive-compensation plans, including its equity-based plans, the MarkWest Energy Partners, L.P. Long-Term Incentive Plan and the 2008 Long-Term Incentive Plan and the MarkWest Hydrocarbon, Inc. 1996 Stock Incentive Plan and 2006 Stock Incentive Plan. In discharging its responsibilities, the Compensation Committee establishes principles and procedures in order to ensure to the Board of Directors of the General Partner and the unitholders that the compensation practices of the Partnership are appropriately designed and implemented to attract, retain and reward high quality directors and executives, and are in accordance with all applicable legal and regulatory requirements. In this context, the Compensation Committee's authority, duties and responsibilities are:

  •
  To annually review the Partnership's philosophy regarding executive compensation.

  •
  To periodically review market and industry data to assess the Partnership's competitive position, and to retain any compensation consultant to be used to assist in the evaluation of directors' and executive officers' compensation.

  •
  To establish and approve the Partnership's goals and objectives, and associated measurement metrics relevant to compensation of our executive officers.

  •
  To establish and approve incentive levels and targets relevant to compensation of the executive officers.

  •
  To annually review and make recommendations to the General Partner's Board to approve, for all principal executives and officers, the base and incentive compensation, taking into consideration the judgment and recommendation of the Chief Executive Officer for the compensation of the principal executives and officers.

  •
  To separately review, determine and approve the Chief Executive Officer's applicable compensation levels based on the Committee's evaluation of the Chief Executive Officer's performance in light of the Partnership's and the individual goals and objectives.

  •
  To periodically review and make recommendations to the General Partner's Board of Directors with respect to the compensation of directors, including board and committee retainers, meeting fees, equity-based compensation, and such other forms of compensation as the Compensation Committee may consider appropriate.

  •
  To administer and annually review the Partnership's incentive compensation plans and equity-based plans.

  •
  To review and make recommendations to the Board regarding any executive employment agreements, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements, and any perquisites, special or supplemental benefits.

  •
  To review and discuss with management the Compensation Discussion and Analysis, and determine the Committee's recommendation for the CD&A's inclusion in the Partnership's Proxy Statement and Annual Report filed on Form 10-K with the Securities and Exchange Commission.

  •
  To annually review and reassess the Compensation Committee's charter and recommend changes to the Board of Directors of the General Partner, and to annually review its own performance in comparison to the charter.

        The Compensation Committee may delegate authority to its members or to a subcommittee that it may designate, so long as the delegate or subcommittee reports its actions to the Compensation Committee at the next meeting.

Committee Meetings

        Our Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held six meetings during fiscal 2007, and the members of our Compensation Committee also attended one meeting of the MarkWest Hydrocarbon Compensation Committee.

        Our Compensation Committee receives and reviews materials prepared by management, consultants, or committee members, in advance of each meeting. Depending on the agenda for the particular meeting, these materials may include:

  •
  Minutes and materials from the previous meeting(s);

  •
  Reports on year-to-date Partnership financial performance versus budget;

  •
  Reports on progress and levels of performance of individual and Partnership performance objectives;

  •
  Reports on the Partnership's financial and unit performance versus a peer group of companies;

  •
  Reports from the Committee's compensation consultant regarding market and industry data relevant to executive officer compensation; and

  •
  Reports and executive compensation summary worksheets.

Objectives of Compensation Program

General Objectives and Overall Philosophy

        The primary objectives of our compensation program are to attract, retain and challenge high quality executives through a total compensation plan that is both market competitive and performance-based and that is intended to align compensation with the Partnership's overall performance and growth in distributions to unitholders as well as the achievement of objectives consistent with the Partnership's strategic plans. We strive to accomplish these objectives by compensating all employees, including our Named Executive Officers (the "NEOs"), with a total compensation package consisting of a combination of competitive base salary and incentive compensation. We believe that compensation should be designed to reward executives for achievement of the Partnership's financial plans and strategic objectives and to provide opportunities for increased compensation based on extraordinary performance by our employees, including our NEOs. Following this philosophy, in determining NEO compensation, we consider all relevant factors, such as the competition for talent, our desire to link pay with performance, the use of equity to align NEO interests with those of our unitholders, individual contributions, teamwork and performance, each NEO's total compensation package, and internal pay equity.

Pay for Performance and Alignment with Long-Term Goals

        At the core of our compensation philosophy is our strong belief that pay should also be directly linked to performance. We believe in a pay for performance culture that places a significant portion of executive officer total compensation as contingent upon, or variable with, individual performance, Partnership performance and achievement of strategic goals, including the goal of increasing unitholder value.

        The performance-based compensation for our executives is in the form of (i) annual cash incentives to promote achievement of, and accountability for, shorter term performance plans and strategic goals, and (ii) equity grants, designed to align the long-term interests of our executive officers with those of our unitholders, by creating a strong and direct link between executive compensation and unitholder return over a multiple year performance cycle. In 2007, long-term incentive equity awards were granted in phantom units issued under the Partnership's Long-Term Incentive Plan, and in restricted stock issued under the MarkWest Hydrocarbon 2006 Stock Incentive Plan. These shares/units vest one-third annually over a three-year period. In October 2007, the Partnership's General Partner approved the 2008 Long-Term Incentive Plan, under which future equity awards will be granted. The Partnership's unitholders approved the 2008 Long-Term Incentive Plan in connection with the redemption and merger, and the plan is described in more detail below in this CD&A in the section entitled Elements of Executive Compensation—Incentive Compensation—Long-Term Equity Incentive Programs. In addition, in September 2007 the Compensation Committees of the General Partner and of MarkWest Hydrocarbon approved a long-term equity incentive arrangement that would provide for a grant of up to an additional 795,000 phantom units to senior executives and other key employees. This long-term equity incentive arrangement was contingent upon the closing of the redemption and merger with MarkWest Hydrocarbon and will vest on a performance-based and time-based schedule over a period of three years. The terms of this arrangement are discussed in more detail below in the section entitled Elements of Executive Compensation—Incentive Compensation—Long-Term Equity Incentive Programs.

        In addition to the performance-based equity grants, prior to the redemption and merger with MarkWest Hydrocarbon, the NEOs and other key members of management had the opportunity to purchase from MarkWest Hydrocarbon membership interests in the Partnership's General Partner. This opportunity for General Partner ownership was provided in order to incent and retain key employees and align their interests with our long-term strategic goals. The purchase arrangements are referred to as the Participation Plan and are discussed in further detail below in this CD&A in the section entitled Elements of Executive Compensation—Participation Plan. In connection with the redemption and merger with MarkWest Hydrocarbon, the Partnership acquired these membership interests from the NEOs and other current and former members of management, and the General Partner became an indirect subsidiary of the Partnership. The terms of the purchase are discussed in further detail below in this CD&A in the section entitled Elements of Executive Compensation—Participation Plan and above in the section entitled Certain Relationships and Related Transactions—Redemption and Merger with MarkWest Hydrocarbon.

Base Compensation to Reflect Position and Responsibility and Competitiveness within Industry

        A key component of an executive's total compensation, base salaries are designed to compensate executives commensurate with their respective level of experience, scope of responsibilities, sustained individual performance and future potential. The goal has been to provide for base salaries that are sufficiently competitive with other similar-sized energy companies and/or partnerships, both regionally and nationally, in order to attract and retain talented leaders.

Compensation Setting Process

Coordination with MarkWest Hydrocarbon

        As stated above, neither we nor our General Partner have any direct employees, but we had commonly appointed executive officers with MarkWest Hydrocarbon. These executive officers perform management services for the Partnership pursuant to a Services Agreement between MarkWest Hydrocarbon and our General Partner. Under the Services Agreement, we reimburse MarkWest Hydrocarbon for that portion of these executive officers' time and compensation devoted to the Partnership's business and affairs. Accordingly, prior to the redemption and merger, our Compensation Committee participated with MarkWest Hydrocarbon's Compensation Committee in the determination of the executives' base and incentive compensation and participated in an allocated portion of the funding of short-term incentive cash compensation payments as well as the long-term equity awards provided to the executives. Because MarkWest Hydrocarbon became a subsidiary of the Partnership as a result of the merger and redemption, the Compensation Committee of the General Partner has been delegated the authority to determine these elements of compensation in the future.

Management's Role in the Compensation Setting Process

        Management plays a significant role in the compensation-setting process. The most significant aspects of management's role are:

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  Assisting in establishing business performance goals and objectives;

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  Evaluating employee and company performance;

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  CEO recommending compensation levels and awards for executive officers;

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  Implementing the Board-approved compensation plans; and

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  Assistance in preparing agenda and materials for the Committee meetings.

        The Chief Executive Officer and the General Counsel and Secretary generally attend the Compensation Committee meetings. However, the Committee also regularly meets in executive session. The Chief Executive Officer makes recommendations with respect to financial and corporate goals and objectives, and makes non-CEO executive compensation recommendations to the Compensation Committee based on Partnership performance, individual performance and the peer group compensation market analysis. The Compensation Committee considers and deliberates on this information and in turn makes recommendations to the Board of Directors, for the Board's determination and approval, of the NEO's and other members of senior management's compensation, including base compensation, short-term cash incentives and long-term equity incentives. The Chief Executive Officer's performance and compensation is reviewed, evaluated and established separately by the Compensation Committee and ratified and approved by the Board of Directors.

Committee Consultants—Benchmarking

        To evaluate all areas of executive compensation, the Compensation Committee seeks the additional input of outside compensation consultants and available comparative information. In 2006, the MarkWest Hydrocarbon Compensation Committee engaged Towers Perrin as a compensation consultant, primarily to provide and analyze peer group data to assist MarkWest Hydrocarbon's and the General Partner's Compensation Committees in assessing 2007 executive and key employee compensation levels, for total compensation as well as the individual base and incentive components.

        In 2007, MarkWest Hydrocarbon's Compensation Committee engaged Denver Management Advisors, Inc. as its compensation consultant to assist the Compensation Committees in assessing 2008 executive compensation levels. The peer group data assembled by Denver Management Advisors included data from up to thirty midstream pipeline/energy companies, reflecting our industry competitors and giving a large sample size, but which included companies of varying revenue and market-cap sizes, with varying market maturity from start-up to very mature companies. The Compensation Committees focused on subsets of this peer group that was comprised of companies of a similar size and maturity to the Partnership, that we consider to be our competitors and against which we also compare our overall performance for compensation review purposes. The companies within this peer group subset included, but were not limited to: Alliance Resources Partners LP, Atlas Pipeline Partners LP, Boardwalk Pipeline Partners LP, Buckeye Partners LP, Crosstex Energy LP, DCP Midstream Partners LP, Genesis Energy LP, Hiland Partners LP, Magellan Midstream Partners LP, Martin Midstream Partners LP, ONEOK Partners LP, Regency Energy Partners LP, Sunoco Logistics Partners LP, and TEPPCO Partners LP. The Denver Management Advisors data was provided to the Compensation Committees to demonstrate the market levels within our industry, and the consultant made recommendations regarding the base salaries and both short-term cash and long-term equity incentive targets for the NEOs.

        The Compensation Committees also take into account broader based survey data for executive compensation among public companies in the energy industry, both regionally and nationally, such as the "ECI Liquid Pipeline Roundtable 2006 Compensation Survey," conducted by Effective Compensation, Incorporated, and the Altman Weil, Inc. "Compensation Benchmarking Survey for 2006," as we believe that this information provides us with a statistically significant sample that supplements the Towers Perrin and Denver Management peer group data.

Setting Total Compensation Levels and Targets

        To ensure our total compensation is competitive and provides appropriate rewards to attract and retain talented leaders, as discussed above, we rely on analyses of peer companies performed by our independent compensation consultants and on other industry and occupation specific survey data available to us. Our general benchmark is to establish both base salary and total compensation for the executive officers at the 50th percentile of the peer group data, recognizing that a significant portion of executive officer total compensation should be contingent upon, or variable with, achievement of individual and Partnership performance objectives and strategic goals, as well as being variable with stockholder value. Further, while the objective for base salary is at the 50th percentile of the peer group data, executives' base salaries are designed to reward core competencies and contributions to the Partnership, and may be increased above this general benchmark based on (i) the individual's increased contribution over the preceding year; (ii) the individual's increased responsibilities over the preceding year; and (iii) any increase in median competitive pay levels.

Setting Performance Objectives

        The Partnership's annual and five year business plans and strategic objectives are presented by management at the General Partner's January Board meeting. The Board engages in an active discussion concerning the financial targets, the appropriateness of the strategic objectives, and the difficulty in achieving the same. After making changes it deems appropriate, the Board of Directors adopts the Partnership's annual business plan. In establishing the compensation plan, our Compensation Committee then utilizes the primary financial objectives from the adopted business plan, including distributable cash flow, as the primary targets for determining the executive officers' short-term cash incentives and long-term equity incentive compensation. The Committee also establishes additional non-financial performance goals and objectives, the achievement of which is required for funding of a significant portion (25%) of the executive officers' incentive compensation. For 2007, these non-financial performance goals and objectives included achieving accurate financial reporting and timely SEC filings; demonstrating full compliance and superior performance in the Partnership's environmental, health and safety practices; performing appropriate Sarbanes-Oxley Act of 2002 ("Sox") Section 404 remediation activities and achieving successful testing of and compliance with Sox requirements; general and administrative expense management; and reaching top quartile distribution and yield performance as compared to an internally developed MLP pipeline peer group.

Annual Evaluation

        The Chief Executive Officer recommends the actual incentive award amounts for all other NEOs based on actual company performance relative to the targets as well as on individual performance, and recommends the NEOs' base salaries levels for the coming year. The Compensation Committee considers these recommendations at the end of each fiscal year in determining its recommendations to the Board of Directors for the final short-term cash incentive and long-term equity award amounts for each NEO and for the NEOs base salary levels. The actual incentive amounts awarded to each NEO are ultimately subject to the discretion of the Compensation Committee and the Board of Directors. The incentive awards for the Chief Executive Officer are separately evaluated and determined by the Compensation Committee using similar metrics, and ratified and approved by the Board of Directors.

Other Compensation

        Additional equity-based awards may be also granted to NEOs, as well as other officers and employees, upon commencement of employment, for promotions or special performance recognition, or for retention purposes, based on the recommendation of the Chief Executive Officer, or the Compensation Committee with respect to the Chief Executive Officer. In determining whether to recommend additional grants to an NEO, the Chief Executive Officer typically considers the individual's performance and any planned change in functional responsibility.

Elements of Executive Compensation

Total Compensation

        In 2007, total compensation for our NEOs consisted of four elements: (i) base salary; (ii) an annual short-term incentive cash award based on achieving specific performance targets as measured by cash flow and other objectives; (iii) an annual long-term equity incentive award, which is also performance-based and paid out over a future period in the form of phantom units of the Partnership and, prior to 2007, in restricted shares of MarkWest Hydrocarbon; and finally (iv) the fair value of each NEO's investment in the General Partner under the Participation Plan (discussed below). We generally do not award discretionary annual cash bonuses to our executives. However, in certain circumstances, we may pay a cash bonus to one or more executives to reward extraordinary performance. Following the redemption and merger in February 2008, the Partnership acquired all of the Class B General Partnership Membership Interests held by the NEOs, and the Participation Plan was eliminated. Accordingly, the total compensation for our NEOs in 2008 will consist of the first three elements listed above, and the long-term equity incentive award will only be paid out in phantom units of the Partnership.

Base Salaries

        Base salaries are designed to compensate executives commensurate with their respective level of experience, scope of responsibilities, and to reward sustained individual performance and future potential. The goal has been to provide for base salaries that are sufficiently competitive with other similar-sized energy companies and/or partnerships, both regionally and nationally, in order to attract and retain talented leaders. Base salaries were also the value upon which both the short-term and long-term incentive compensation percentage targets for 2007 were measured against.

Incentive Compensation

        Incentive compensation is intended to align compensation with business objectives and performance and enable the company to attract, retain and reward high quality executive officers whose contributions are critical to short and long-term success of the Partnership. The NEOs' 2007 incentive awards were based upon four key performance metrics: 1) the Partnership's distributable cash flow; 2) MarkWest Hydrocarbon's operating cash flow; 3) achievement of agreed-upon strategic and corporate performance goals; and 4) each executive's departmental and individual goals and performance. The actual incentive amounts awarded to each NEO, other than the Chief Executive Officer, are recommended by the Chief Executive Officer, and the amounts awarded to all NEOs are ultimately subject to the discretion of the Compensation Committee and the Board of Directors. Incentive compensation consists of both short-term and long-term awards, which are described below.

  Short-Term Cash Incentive Plan Compensation

        Short-term incentive awards are paid out in annual cash awards. The short-term cash incentive award targets for the NEOs are established at the beginning of the year as a percentage of their base salary, and the actual awards are determined at the following year's January Board of Directors meetings based on actual company performance relative to established goals and objectives, as well as on evaluation of the

NEO's relevant departmental and individual performance during the past year. The short-term cash incentive pool is funded only if a minimum of 75% of the respective cash flow targets of the Partnership and of MarkWest Hydrocarbon are met. Once the threshold is met, then the size of the fund available for all cash incentive awards increases in relation to the extent to which financial targets and non-financial objectives are achieved and exceeded, in a linear fashion from threshold to plan, which represents 100% percent of the respective cash flow targets for the Partnership and MarkWest Hydrocarbon, through to full stretch, which is capped at 125% of the respective cash flow targets. Short-term cash incentive awards for the NEOs for 2007 performance were targeted at approximately 50% to 65% of base salary for achievement of base-plan performance goals and up to an additional 40% of base salary for achievement of stretch performance.

  Long-Term Equity Incentive Program

        In addition to the base salary and short-term cash incentive payments, our NEOs and other members of senior management are awarded long-term equity compensation based upon meeting or exceeding financial and operational targets that are established by the Board of Directors at the outset of the year. The awards are intended to reward performance over time and encourage retention of the NEOs, and not primarily to provide an opportunity to participate in the equity appreciation of the shares or units. Recipients do not pay any consideration for the shares or units they receive. For 2006 performance, long-term equity incentive awards were granted in phantom units issued under the Partnership's Long-Term Incentive Plan, and in restricted stock issued under the MarkWest Hydrocarbon 2006 Stock Incentive Plan. Both the phantom units of the Partnership and the restricted shares of MarkWest Hydrocarbon vest in equal installments over a three-year period. Recipients are eligible to collect stock dividends and/or common unit distribution equivalent rights payments on these awards during the vesting period. In anticipation of the redemption and merger transaction with MarkWest Hydrocarbon, long-term equity incentive awards for 2007 performance were granted solely in phantom units issued under the Partnership's Long-Term Incentive Plan. Long-term equity incentive award targets for the NEOs for 2007 performance were targeted at a value between 45% to 90% of base salary for achievement of the base-plan goals, and the opportunity for stretch long-term equity incentive awards are left to the discretion of the Compensation Committee and the Board.

        In October 2007, the Board of Directors of the General Partner approved and adopted the 2008 Long-Term Incentive Plan, and the Partnership's unitholders approved this plan in connection with the redemption and merger. Any new equity incentive awards will be issued pursuant to this plan. The 2008 Long-Term Incentive Plan has an effective date of January 1, 2008 and a term of ten (10) years. The purpose of the 2008 Long-Term Incentive Plan is to allow the Partnership to continue to attract and retain highly qualified officers, directors, key employees and other key individuals and to motivate these individuals to serve the General Partner, the Partnership and their affiliates. The plan provides for grants of phantom units, restricted units, unrestricted units, and distribution equivalent rights. Any of these awards may be made as performance incentives to reward attainment of annual or long-term performance goals of the Partnership. Certain change in control transactions involving the Partnership or the General Partner may result in the acceleration of vesting of awards granted under the plan. The number of Partnership common units reserved for issuance under the plan are 2.5 million. Awards under the 2008 Long-Term Incentive Plan will be subject to the discretion of the Compensation Committee of the General Partner.

        In September 2007, the Compensation Committees of the Boards of Directors of MarkWest Hydrocarbon and of the General Partner of the Partnership approved a long-term equity incentive arrangement for senior executives and other key employees that was contingent upon the closing of the redemption and merger with MarkWest Hydrocarbon. If the redemption and merger closed, the arrangement would cover the ensuing three year period and would provide for the grant of up to 795,000 phantom units to senior executives and other key employees for that three year period. The incentive equity grants under the approved program will be in the form of Partnership phantom units with distribution equivalent rights. The phantom units vest on a time-based and performance-based schedule over a three year period. Forty percent (40%) of the total individual grant is based on continuing employment over the three-year vesting period, and sixty percent (60%) of the total individual grant is performance-based. Vesting of the performance-based awards is conditional upon the achievement of designated annual financial performance goals established by the Board of Directors, with 10% of the performance-based awards reserved for vesting at the discretion of the Compensation Committee of the Board of Directors. The annual financial performance goals will be based upon established targets of distributable cash flow per unit. This long-term equity incentive arrangement also contains a recapture provision. If the annual performance targets are not achieved in year one and/or year two of the vesting schedule, but the cumulative three year overall performance goal is achieved, the recapture provision allows for the vesting of a reduced percentage of the year one and/or year two performance equity awards. Following the redemption and merger with MarkWest Hydrocarbon, the Board of Directors of the General Partner ratified and approved this long-term equity incentive arrangement.

Participation Plan

        To enable executives to develop and maintain a significant long-term ownership position and alignment with our long-term strategic goals, prior to the redemption and merger with MarkWest Hydrocarbon, each of the NEOs was permitted to purchase Class B Membership Interests in the Partnership's General Partner ("Class B GP Interest"). Such purchase arrangements have generally been referred to as the Participation Plan. The purchase and sale price of a Class B GP Interest was based upon a formula which was derived from the then current market value of the Partnership's common units, and the then quarterly distributions previously paid by the Partnership. The Class B GP Interests were purchased by each NEO at different times and in different percentage levels. Under the General Partner's limited liability company agreement, MarkWest Hydrocarbon had the option to repurchase the Class B GP Interest for cash upon the termination of a participant's employment and exercised this option in several, but not all, cases.

        Due to the differences in each of the NEOs individual level of Class B GP Interests, and the nature and value of such Class B GP Interest as opposed to the incentive grants of phantom units, each NEO's individual Class B GP Interest level was taken into account in setting the executive's long-term equity incentive target percentages for 2006 and 2007; i.e. generally the higher the individual Class B GP Interest, the lower the long-term equity incentive target percentage. Because the Participation Plan was eliminated in connection with the redemption and merger with MarkWest Hydrocarbon, this will not be taken into account in the future when setting NEO long-term equity incentive target percentages.

        The amount of compensation expense recognized for each NEO's Class B GP Interest under the Participation Plan for the year ended December 31, 2007 is included in the Summary Compensation Table, under the column "All Other Compensation", in the section below entitled Compensation of Directors and Executive Officers. However, these amounts were not actually paid to the NEOs in 2007. In connection with the redemption and merger with MarkWest Hydrocarbon in February 2008, the Partnership acquired all of the Class B GP Interests held by the NEOs as well as the other current and former members of management and directors of MarkWest Hydrocarbon and our General Partner for approximately $21.2 million in cash and 946,146 of our common units.

Allocation Among Compensation Elements

        Under our 2007 compensation structure, base salary is the value from which the incentive award amounts are calculated. Short-term cash incentive awards for the NEOs for 2007 performance were targeted at approximately 50% to 65% of base salary for achievement of base-plan performance goals and up to an additional 40% of base salary for achievement of stretch performance. Long-term incentive award targets for the NEOs for 2007 performance were targeted at a value between 45% to 90% of base salary for achievement of the base-plan goals. The long-term equity award target percentages of base salary levels for performance achievement of base-plan objectives are generally higher than the target percentage levels for short-term cash incentive awards, but as noted above, the long-term equity incentive target percentage levels are differentiated amongst the NEOs to take into account each NEO's Class B GP Interest value in an effort to partially ameliorate internal inequities for the Class B GP Interest values. Opportunities for stretch awards for long-term equity awards are left to the discretion of the Compensation Committee and the Board of Directors.

Compensation Decisions for 2007

Bonuses

        In 2007, Ms. Buese and Mr. Bromley were each awarded a cash bonus of $75,000 in connection with work performed on the redemption and merger with MarkWest Hydrocarbon. The amount of this bonus is reflected in the Summary Compensation Table set forth in the section below entitled Compensation of Directors and Executive Officers.

Short-Term Cash Incentive Awards

        Short-term cash incentive awards for the NEOs for 2007 were targeted at approximately 50% to 65% of base salary for achievement of base-plan performance goals and at up to an additional 40% of base salary for achievement of stretch performance. In 2007, we exceeded all of our base-plan goals and achieved stretch performance levels in financial and certain operational targets. The Compensation Committees and the Boards of Directors of the General Partner and of MarkWest Hydrocarbon approved short-term cash incentive awards for 2007 for the NEOs other than the CEO at 90% of base salary, including the incremental stretch component. The Compensation Committees separately derived the CEO's short-term and long-term incentive awards. The CEO's short-term cash incentive award for 2007, including the incremental stretch component, was granted at 100% of base salary.

Long-Term Equity Incentive Awards

        The Compensation Committee set the 2007 long-term incentive award targets for the NEOs at a value of between 45% to 90% of base salary for achievement of the base-plan goals, and the opportunity for stretch long-term equity incentive awards are left to the discretion of the Compensation Committee and the Board. For 2007, we exceeded all of our base-plan goals and achieved stretch performance levels in financial and certain operational targets. The Compensation Committees and the Boards of Directors of MarkWest Hydrocarbon and the General Partner approved long-term equity incentive awards for 2007 performance of the NEOs in the range from approximately 50% to 110% of base salary, including the incremental stretch component. The Compensation Committees separately derived the CEO's long-term incentive award, which is granted at the Board's discretion. The CEO's long-term incentive award for 2007, including the incremental stretch component, was granted at 75% of base salary. In addition, the CEO received an award of 4,500 phantom units in recognition of performance and successful completion of the redemption and merger with MarkWest Hydrocarbon.

Other Compensation Components

Employment Agreements

        On September 5, 2007, Mr. Semple entered into an employment agreement with MarkWest Hydrocarbon. This employment agreement replaces Mr. Semple's previous employment agreement with the Company dated November 1, 2003. Mr. Semple's employment agreement has a term of three years, commencing as of September 5, 2007, the effective date of the agreement. Under the employment agreement, Mr. Semple receives his annual salary and is eligible to participate in cash and equity incentive bonus programs based on criteria established by the Board of Directors. All of Mr. Semple's equity incentive awards shall vest in full immediately prior to a change of control of the Partnership. If Mr. Semple's employment is terminated without cause, or is terminated by Mr. Semple for good reason (as defined in the employment agreement, including a change in control), or is terminated due to Mr. Semple's death or disability, the employment agreement provides that Mr. Semple shall be paid a lump sum severance amount equal to: (i) thirty-six months of his then current base salary, plus (ii) three times the average annual bonus earned by Mr. Semple for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination. MarkWest Hydrocarbon would also pay the premiums for health insurance continuation under COBRA for up to a thirty-six month period, and those portions of outstanding equity awards that would have otherwise vested solely upon the continuation of Mr. Semple's employment for the twelve month period following the termination date would be immediately vested upon the termination date. If Mr. Semple terminates his employment without good reason, then he would receive a lump sum severance amount equal to six months of his then current base salary, and MarkWest Hydrocarbon would also pay the premiums for health insurance continuation under COBRA for up to a six-month period. Severance payments are conditioned on Mr. Semple entering into a release with MarkWest Hydrocarbon, the Partnership and its affiliates. Mr. Semple is also subject to a 6-month non-compete covenant and an 18-month non-solicitation covenant under the employment agreement.

        On September 5, 2007, each of the other NEOs, Ms. Buese, Mr. Mollenkopf, Mr. Nickerson and Mr. Bromley, entered into employment agreements with MarkWest Hydrocarbon. The employment agreements for each of the other NEOs are similar to each other in all material respects. These employment agreements each have a term of three years, commencing as of September 5, 2007, the effective date of the agreements. Under the employment agreements, each of the other NEOs receive their annual salary and are eligible to participate in cash and equity incentive bonus programs based on criteria established by the Board of Directors. If an NEO's employment agreement is terminated without cause, or is terminated by the NEO for good reason (as defined in the employment agreement, including a change in control), or is terminated due to the NEO's death or disability, the employment agreement provides that the NEO shall be paid a lump sum severance amount equal to: (i) twenty-four months of the NEO's then current base salary, plus (ii) two times the average annual bonus earned by the NEO for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination. MarkWest Hydrocarbon would also pay the premiums for health insurance continuation under COBRA for up to a twenty-four month period, and those portions of outstanding equity awards that would have otherwise vested solely upon the continuation of the NEO's employment for the twelve month period following the termination date would be immediately vested upon the termination date. If any NEO terminates his or her employment without good reason and has been employed with MarkWest Hydrocarbon for more than one year, then the NEO would receive a lump sum severance payment equal to three months of their then current base salary, and MarkWest Hydrocarbon would also pay the premiums for health insurance continuation under COBRA for up to a three-month period. Severance payments are conditioned on the NEO entering into a release with MarkWest Hydrocarbon, the Partnership and its affiliates. The NEOs are also subject to 6-month non-compete and 18-month non-solicitation covenants under the employment agreement.

Severance Plan

        In 2007, the 2007 Severance Plan was approved to provide coverage for those management and key personnel who were not covered by individual employment agreements. In order to be deemed a covered person and be eligible to receive the benefits of the 2007 Severance Plan, a person must be identified and approved by the Board of Directors. The MarkWest Hydrocarbon, Inc. 1997 Severance Plan, which previously covered the Directors, executive officers and certain designated key employees, has been superseded by either individual employment agreements or by the 2007 Severance Plan, and consequently the 1997 Severance Plan is no longer in effect. For a description of the terms of the 1997 Severance Plan, see the Annual Report on Form 10-K/A for the year ended December 31, 2006, as amended. For those persons covered under the 2007 Severance Plan, the plan provides for payment of benefits in the event that (i) the covered person terminates his or her employment for "good reason" (as defined), (ii) the covered person's employment is terminated "without cause" (as defined), (iii) the covered person's employment is terminated by reason of death or disability or (iv) if the covered person is a Vice President and has been employed for at least twelve months, the covered person voluntarily resigns. The covered person shall be entitled to receive a lump sum severance payment of base salary and continued medical benefits for a period ranging from three months to twelve months, depending upon the covered person's status at the time of the termination. In addition, all of a covered person's equity awards will become fully vested if the covered person's employment is terminated for good reason, death, disability or without cause on or within one year following a change of control. The eligibility for qualifying for these benefits is subject to the covered person entering into acceptable non-compete, non-solicitation, confidentiality and release agreements with the Company.

Indemnification Agreements

        In October 2007, the Partnership and our General Partner entered into amended and restated indemnification agreements with all of the directors and officers of the General Partner (referred to as the "indemnitees"), including Mr. Semple, Ms. Buese, Mr. Nickerson, Mr. Mollenkopf and Mr. Bromley. In April 2008, the Partnership and our General Partner entered into second amended and restated indemnification agreements with all of the directors and officers of the General Partner, which are in substantially the same form as the October 2007 amended and restated indemnification agreements.

        The second amended and restated indemnification agreements become operative if the indemnitees were or are or become, or are threatened to be made, a party to or witness or other participant in, or were or are or become obligated to furnish documents in response to a subpoena or otherwise in connection with, any threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceeding, whether brought in the right of the Partnership, the General Partner, their affiliates or otherwise and whether of a civil, criminal, administrative, arbitrative or investigative nature, by reason of the fact that indemnitees were or are or may be deemed a director, officer, employee, controlling person, agent or fiduciary of the Partnership, the General Partner, their affiliates or any other person for which indemnitees are or were or may be deemed to be serving at the request of the General Partner, or by reason of any action or inaction on the part of indemnitees while serving or acting or having served or acted in any that capacity. Upon the occurrence of an indemnification event, the Partnership and the General Partner will indemnify the indemnitees against all losses and expenses (as defined in the second amended and restated indemnification agreements), so long as the indemnitees acted in good faith and in a manner the indemnitees reasonably believed to be in, or not opposed to, the best interests of the General Partner, and, with respect to any criminal proceeding, had no reasonable cause to believe indemnitees' conduct was unlawful. There are certain limitations on the obligation of the General Partner and the Partnership to indemnify the indemnitees in connection with a claim brought by or in the name of the General Partner to obtain a judgment in its favor.

Retirement Plans

        MarkWest Hydrocarbon maintains a 401(k) plan to which MarkWest matches employee contributions up to the first 6% of an employee's annual base salary. We do not provide any supplemental retirement benefits to our senior executives.

Potential Payments Upon Termination or Change in Control

        As described above, the employment agreements for our NEOs provide for certain payments to be made to them under certain circumstances upon the termination of their employment. In connection with determining the type, amount and timing of the payments to be made upon the termination of employment under the NEOs' employment agreements, the Compensation Committee reviewed available market information and identified those payments and provisions that the Compensation Committee deemed to be appropriate for inclusion in the employment agreements. In addition, under the employment agreements, the Partnership's Long-Term Incentive Plan and 2008 Long-Term Incentive Plan, and the MarkWest Hydrocarbon, Inc. 1996 Stock Incentive Plan and 2006 Stock Incentive Plan, the vesting of the phantom units and restricted stock held by each of the NEOs would automatically accelerate upon a change in control. Under the terms of the General Partner's limited liability company agreement, MarkWest Hydrocarbon also had the option to purchase an NEO's Class B GP Interest upon a termination of employment, and the repurchase of the Class B GP Interests would also be required under most circumstances in the event of a change of control. The potential payments that may be made to the NEOs upon a termination of their employment or in connection with a change of control as of December 31, 2007, including the value of each NEO's Class B GP Interest under the Participation Plan as of December 31, 2007, are set forth in the Payments Upon Termination or Change in Control Table below in the section entitled Compensation of Directors and Executive Officers. As discussed above in this CD&A in the section entitled Elements of Executive Compensation—Participation Plan, the Partnership acquired the Class B GP Interests held by the NEOs in connection with the redemption and merger with MarkWest Hydrocarbon, and the purchase price actually paid to the NEOs may differ from the value of Class B GP Interests as of December 31, 2007 set forth in the Payments Upon Termination or Change in Control Table. The amounts actually paid to the NEOs as a result of the Partnership's acquisition of the Class B GP Interests are identified in the section above entitled Certain Relationships and Related Transactions—Redemption and Merger with MarkWest Hydrocarbon.

Perquisites

        MarkWest does not provide for any perquisites or any other benefits for its senior executives that are not generally available to all employees.

Internal Pay Equity

        We believe that internal equity is an important factor to be considered in establishing compensation for the executive officers. We have not adopted a policy, however, we do review compensation levels to ensure that appropriate equity exists.

Tax Deductibility of Compensation

        We generally will seek to maximize the deductibility for tax purposes all elements of compensation. We also periodically review compensation plans in light of applicable tax provisions and may revise plans to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it in the best interests of the Partnership.

Option Grants

        Although permitted under the Long-Term Incentive Plan, no options have been granted by the Partnership.

Compensation Committee Interlocks and Insider Participation

        During 2007, the members of the Compensation Committee were Charles K. Dempster, Keith E. Bailey and William P. Nicoletti. No Compensation Committee member during 2007 was an officer or employee of the Partnership or the General Partner during 2007 or was formerly an officer of the Partnership or the General Partner. Mr. Keith E. Bailey is a member of the Compensation Committee of our General Partner's Board of Directors and also serves as a member of the board of directors of Aegis, an insurance company. Aegis provides insurance to MarkWest Hydrocarbon, Inc. and the Partnership is a named insured under MarkWest Hydrocarbon's policy.

COMPENSATION COMMITTEE REPORT

        The information contained in the Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall the information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we have specifically incorporated it by reference into such filing.

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Partnership's Proxy Statement and its Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by:	Charles K. Dempster Keith E. Bailey William A. Kellstrom Donald D. Wolf Members of the Compensation Committee

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        The compensation of the named executive officers presented in the following compensation tables reflects the total combined compensation for the services provided by the named executive officers to both the Partnership and MarkWest Hydrocarbon. We use "MWE" to refer to the Partnership and phantom unit awards in the Partnership and "MWP" to refer to MarkWest Hydrocarbon and restricted stock awards in MarkWest Hydrocarbon. Equity awards in the Partnership are in the form of units or phantom units, while equity awards in MarkWest Hydrocarbon are in the form of restricted stock or options.

Summary Compensation Table

        The following table sets forth the cash and non cash compensation earned for the years ended December 31, 2006 and December 31, 2007 by each person who served as the Chief Executive Officer, Chief Financial Officer and the three other highest paid officers during 2006 and 2007 (the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)(5)(6)(7)	Total ($)
Frank M. Semple President and Chief Executive Officer	2007 2006	414,754 351,800	— —	267,192 255,219	— 20,536	420,000 319,141	5,313,551 6,792,797	6,415,496 7,739,493
Nancy K. Buese Senior Vice President, Chief Financial Officer	2007 2006	248,215 226,800	75,000 —	361,386 352,072	— —	225,000 190,000	958,996 1,057,258	1,868,597 1,826,130
Randy S. Nickerson Senior Vice President, Chief Commercial Officer	2007 2006	270,138 211,800	— —	101,979 114,772	— —	247,500 162,933	3,757,987 4,957,476	4,377,605 5,446,981
John C. Mollenkopf Senior Vice President, Chief Operations Officer	2007 2006	269,369 201,800	— —	96,408 101,444	— —	247,500 155,240	3,762,180 4,891,528	4,375,457 5,350,012
C. Corwin Bromley Senior Vice President, General Counsel	2007 2006	247,446 217,000	75,000 —	204,557 376,684	— 7,425	225,000 167,000	748,696 767,546	1,500,699 1,535,655

(1)
Amounts earned in connection with work performed on the redemption and merger with MarkWest Hydrocarbon.

(2)
See footnote 2 to the consolidated financial statements for a description of our SFAS 123R valuation assumptions.

(3)
For the year ended December 31, 2007, the compensation costs recognized in accordance with SFAS 123R for MWE were as follows: Mr. Semple $142,544; Ms. Buese $241,085; Mr. Nickerson $60,792; Mr. Mollenkopf $54,641; and Mr. Bromley $121,268. For the year ended December 31, 2006, the compensation costs recognized in accordance with SFAS 123R for MWE were as follows: Mr. Semple $202,110; Ms. Buese $289,478; Mr. Nickerson $92,880; Mr. Mollenkopf $75,806; and Mr. Bromley $310,236.

For the year ended December 31, 2007, the compensation costs recognized in accordance with SFAS 123R for MWP were as follows: Mr. Semple $124,648; Ms. Buese $120,301; Mr. Nickerson $41,187; Mr. Mollenkopf $41,766; and Mr. Bromley $83,289. For the year ended December 31, 2006, the compensation costs recognized in accordance with SFAS 123R for MWP were as follows: Mr. Semple $53,110; Ms. Buese $62,595; Mr. Nickerson $21,892; Mr. Mollenkopf $25,638; and Mr. Bromley $66,448.

(4)
For the year ended December 31, 2007 the compensation expense recognized for each executive's investment in the Participation Plan was as follows: Mr. Semple $3,437,661; Ms. Buese $343,766; Mr. Nickerson $2,750,129; Mr. Mollenkopf $2,750,129; and Mr. Bromley $171,883, respectively. As of December 31, 2006 the fair value of each executive's investment in the Participation Plan was as follows: Mr. Semple $5,302,255; Ms. Buese $385,098; Mr. Nickerson $4,297,984; Mr. Mollenkopf $4,297,984; and Mr. Bromley $192,549, respectively. Investments in the Participation Plan were offered to certain directors and employees based on a valuation formula. Compensation expense was recorded and calculated as the difference in the formula value and the amount paid by the individual for his or her ownership interest in the Class B GP Interests. As discussed above under the section entitled Compensation Discussion and Analysis—Elements of Executive Compensation—Participation Plan,

  these amounts were not paid to the NEOs in 2006 or 2007. The Partnership acquired the Class B GP Interests held by the NEOs in connection with the redemption and merger with MarkWest Hydrocarbon in February 2008, and the amounts actually paid to the NEOs as a result of the Partnership's acquisition of the Class B GP Interests are identified in the section above entitled Certain Relationships and Related Transactions—Redemption and Merger with MarkWest Hydrocarbon.

(5)
For the year ended December 31, 2007 the amount of MWE limited partner distributions and distribution equivalent rights payments received was as follows: Mr. Semple $91,196; Ms. Buese $43,932; Mr. Nickerson $41,768; Mr. Mollenkopf $45,429; and Mr. Bromley $35,609. For the year ended December 31, 2007 the amount of MWP dividends received was as follows: Mr. Semple $12,177. For the year ended December 31, 2006 the amount of MWP dividends received was as follows: Mr. Semple $10,626.

(6)
For the year ended December 31, 2007 our matching contribution to the named executive's 401(k) plan was as follows: $13,500 for each of Mr. Semple, Ms. Buese, Mr. Nickerson, Mr. Mollenkopf and Mr. Bromley. For the year ended December 31, 2006 our matching contribution to the named executive's 401(k) plan was as follows: Mr. Semple $12,103; Ms. Buese $13,200; Mr. Nickerson $13,000; Mr. Mollenkopf $12,412; and Mr. Bromley $13,194.

(7)
Distributions paid on Class B GP Interests (net of capital calls) during the year ended December 31, 2007 under the Participation Plan was as follows: Mr. Semple $499,017; Ms. Buese $49,902; Mr. Nickerson $399,214; Mr. Mollenkopf $399,214; and Mr. Bromley $24,951. Distributions paid (net of capital calls) during the year ended December 31, 2006 under the Participation Plan was as follows: Mr. Semple $188,248; Ms. Buese $16,341; Mr. Nickerson $150,599; and Mr. Mollenkopf $150,599.

Grants of Plan-Based Awards Table

        The following table sets forth the stock awards granted for the year ended December 31, 2007 and estimated future payments under our non-equity incentive compensation plan for the Named Executive Officers. Previously awarded Partnership units have been adjusted to reflect the February 2007 two-for-one unit split. (See footnote 2 to the consolidated financial statements filed on Form 10-K for the year ended December 31, 2007.)

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)(3)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(4)
Name and Principal Position	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Frank M. Semple President and Chief Executive Officer	1/31/07 1/31/07	1/29/07 1/29/07	105,000 — —	262,500 — —	420,000 — —	N/A — —	N/A — —	N/A — —	— 3,638 5,620	— MWP MWE	— — —	— — —	— 174,224 175,625
Nancy K. Buese Senior Vice President, Chief Financial Officer	1/31/07 1/31/07	1/29/07 1/29/07	62,500 — —	125,000 — —	225,000 — —	N/A — —	N/A — —	N/A — —	— 2,120 5,274	— MWP MWE	— — —	— — —	— 101,527 164,813
Randy S. Nickerson Senior Vice President, Chief Commercial Officer	1/31/07 1/31/07	1/29/07 1/29/07	68,750 — —	137,500 — —	247,500 — —	N/A — —	N/A — —	N/A — —	— 1,118 1,726	— MWP MWE	— — —	— — —	— 53,541 53,938
John C. Mollenkopf Senior Vice President, Chief Operations Officer	1/31/07 1/31/07	1/29/07 1/29/07	68,750 — —	137,500 — —	247,500 — —	N/A — —	N/A — —	N/A — —	— 1,065 1,646	— MWP MWE	— — —	— — —	— 51,003 51,438
C. Corwin Bromley Senior Vice President, General Counsel	1/31/07 1/31/07	1/29/07 1/29/07	62,500 — —	125,000 — —	225,000 — —	N/A — —	N/A — —	N/A — —	— 2,151 3,322	— MWP MWE	— —	— —	— 103,011 103,813

(1)
The equity component of our long-term equity incentive plan is granted in MarkWest Hydrocarbon, Inc. (MWP) restricted stock and MarkWest Energy Partners, L.P. (MWE) phantom units after the performance-based conditions are satisfied, however, the awards remain subject to forfeiture and service based vesting conditions (these shares/units vest one-third annually over a three-year period). These equity awards are granted pursuant to target multiples of base salary at achievement of base-plan performance (converted into shares/units valued at date of grant) and the allocations between MWP and MWE shares/units are based upon time devoted by the individual NEO to the respective entities' business and affairs during the year. See discussion in the section entitled Compensation Discussion and Analysis—Elements of Executive Compensation—Incentive Compensation—Long-Term Equity Incentive Program preceding these tables. Recipients are eligible to collect stock dividends and/or common unit distribution payments on these awards during the vesting period.

(2)
The MWP stock awards were issued under the MarkWest Hydrocarbon 2006 Stock Incentive Plan, which became effective on July 1, 2006.

(3)
MWE unit awards were granted under the MarkWest Energy Partners, L.P. Long-Term Incentive Plan.

(4)
The grant date fair value of MWP stock and MWE phantom units is calculated at $47.89 per share at January 31, 2007 for MWP and $31.25 per unit at January 31, 2007 for MWE.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table summarizes the options and stock awards outstanding as of December 31, 2007 for the NEOs. The market value was determined using the closing prices for MarkWest Hydrocarbon common stock and MarkWest Energy Partners common units on December 31, 2007. Partnership units that vested during the year have been adjusted to reflect the February 2007 two-for-one unit split. (See footnote 2 to the consolidated financial statements filed on Form 10-K for the year ended December 31, 2007.)

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Frank M. Semple President and Chief Executive Officer	12,100	—	N/A		$8.41	11/3/2013	6,657 9,892	(4) (5)	417,061 334,152	MWP MWE	N/A	N/A
Nancy K. Buese Senior Vice President, Chief Financial Officer	—	—	N/A		—	—	5,225 17,424	(6) (7)	327,346 588,583	MWP MWE	N/A	N/A
Randy S. Nickerson Senior Vice President, Chief Commercial Officer	998 1,742 1,506	— — —	N/A	$ $ $	6.58 8.45 5.75	7/26/2010 12/7/2010 8/1/2011	2,359 5,006	(8) (9)	147,791 169,103	MWP MWE	N/A	N/A
John C. Mollenkopf Senior Vice President, Chief Operations Officer	867 1,044 1,044 2,408 2,469	— — — — —	N/A	$ $ $ $ $	7.89 4.04 6.58 8.45 5.75	12/10/2008 11/30/2009 7/26/2010 12/7/2010 8/1/2011	2,511 4,018	(10) (11)	157,314 135,728	MWP MWE	N/A	N/A
C. Corwin Bromley Senior Vice President, General Counsel	2,420	—	N/A		$12.05	9/27/2014	4,256 11,734	(12) (13)	266,638 396,375	MWP MWE	N/A	N/A

(1)
Awards granted in MWP stock have a three year vesting schedule, with one third of the award vesting on the anniversary date of the award each year.

(2)
Awards granted in MWE units have a three year vesting schedule, with the vesting period commencing, depending upon the grant date, on the first either January 31st or July 31st of or following the grant date, with one third of the award vesting on the anniversary of such vesting period commencement date each year.

(3)
The market value of unvested MWP stock and MWE phantom units is calculated at $62.65 per share at December 31, 2007 for MWP and $33.78 per unit at December 31, 2007 for MWE. Under the provisions of the Partnership's Long-Term Incentive Plan, MarkWest Hydrocarbon's 1996 Stock Incentive Plan and 2006 Stock Incentive Plan, and the individuals' employment agreements, these unvested restricted stock and phantom units would vest in the event of a change in control.

(4)
Includes 3,120, 2,324 and 1,213 shares of restricted stock that vest on January 31, 2008, 2009 and 2010, respectively, subject, in each case, to the continuation of Mr. Semple's employment.

(5)
Includes 5,117, 2,902 and 1,873 phantom units that vest on January 31, 2008, 2009 and 2010, respectively, subject, in each case, to the continuation of Mr. Semple's employment.

(6)
Includes 968, 833, 917, 967, 833 and 707 shares of restricted stock that vest on January 31, 2008, November 1, 2008, December 1, 2008, January 31, 2009, November 1, 2009, and January 31, 2010, respectively, subject, in each case, to the continuation of Ms. Buese's employment.

(7)
Includes 7,001, 6,998 and 3,425 phantom units that vest on January 31, 2008, 2009 and 2010, respectively, subject, in each case, to the continuation of Ms. Buese's employment.

(8)
Includes 1,148, 838 and 373 shares of restricted stock that vest on January 31, 2008, 2009 and 2010, respectively, subject, in each case, to the continuation of Mr. Nickerson's employment.

(9)
Includes 3,209, 1,222 and 575 phantom units that vest on January 31, 2008, 2009 and 2010, respectively, subject, in each case, to the continuation of Mr. Nickerson's employment.

(10)
Includes 1,232, 924 and 355 shares of restricted stock that vest on January 31, 2008, 2009 and 2010, respectively, subject, in each case, to the continuation of Mr. Mollenkopf's employment.

(11)
Includes 2,395, 1,074 and 549 phantom units that vest on January 31, 2008, 2009 and 2010, respectively, subject, in each case, to the continuation of Mr. Mollenkopf's employment.

(12)
Includes 1,358, 917, 1,264 and 717 shares of restricted stock that vest on January 31, 2008, December 1, 2008, January 31, 2009 and 2010, respectively, subject, in each case, to the continuation of Mr. Bromley's employment.

(13)
Includes 5,680, 4,947 and 1,107 phantom units that vest on January 31, 2008, 2009 and 2010, respectively, subject, in each case, to the continuation of Mr. Bromley's employment.

Option Exercise and Stock Vested Table

        The following table summarizes the option and stock award activity during the year ended December 31, 2007 for the NEOs. Partnership units that vested during the year have been adjusted to reflect the February 2007 two-for-one unit split. (See footnote 2 to the consolidated financial statements filed on Form 10-K for the year ended December 31, 2007.)

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Frank M. Semple President and Chief Executive Officer	—	—	1,908 3,244	91,374 101,375	MWP MWE
Nancy K. Buese Senior Vice President, Chief Financial Officer	— —	— —	2,011 3,576	118,515 111,750	MWP MWE
Randy S. Nickerson Senior Vice President, Chief Commercial Officer	— —	— —	776 2,634	37,163 82,313	MWP MWE
John C. Mollenkopf Senior Vice President, Chief Operations Officer	— —	— —	878 1,846	42,047 57,688	MWP MWE
C. Corwin Bromley Senior Vice President, General Counsel	— —	— —	1,559 4,570	86,944 142,813	MWP MWE

(1)
MWE refers to phantom units in MarkWest Energy Partners, L.P. and MWP refers to restricted stock in MarkWest Hydrocarbon.

Pension Benefits Table

        The Partnership does not offer any pension benefits.

Non-Qualified Deferred Compensation

        The Partnership has no non-qualified deferred compensation plans.

Payments Upon Termination or Change of Control

        The potential payments that may be made to the NEOs upon a termination of their employment or in connection with a change of control as of December 31, 2007 are set forth below.

Name and Principal Position	Lump Sum Severance Payment Under Employment Agreements Upon Termination Other Than For Cause or Without Good Reason ($)(1)	Health Care Benefits Under Employment Agreements Upon Termination Other Than For Cause or Without Good Reason ($)(2)	Lump Sum Severance Payment Under Employment Agreements Upon Termination Without Good Reason ($)(3)	Health Care Benefits Under Employment Agreements Upon Termination Without Good Reason ($)(4)	Acceleration of Vesting Under Employment Agreements Upon Termination of Employment ($)(5)	Acceleration of Vesting under Incentive Plans and Employment Agreements Upon Change of Control ($)(6)	Other (7)
Frank M. Semple President and Chief Executive Officer	1,753,571	55,191	210,000	9,198	368,277	611,879	8,739,916
Nancy K. Buese Senior Vice President, Chief Financial Officer	745,000	—	62,500	—	389,315	915,929	728,864
Randy S. Nickerson Senior Vice President, Chief Commercial Officer	817,467	36,173	68,750	4,522	180,279	316,894	7,048,113
John C. Mollenkopf Senior Vice President, Chief Operations Officer	812,620	36,173	68,750	4,522	158,108	293,042	7,048,113
C. Corwin Bromley Senior Vice President, General Counsel	752,500	36,794	62,500	4,599	250,906	663,013	364,432

(1)
An NEO is entitled to this benefit if he or she is terminated by MarkWest Hydrocarbon without cause or due to death or disability, or if he or she terminates employment for good reason (as defined in the employment agreement, including a change in control), subject to compliance with certain non-competition and non-solicitation covenants. For Mr. Semple, the severance payment amount equals (i) thirty-six months of his then current base salary, plus (ii) three times the average annual bonus earned by him for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination. For all other NEOs, the severance payment amount equals (i) twenty-four months of the NEO's then current base salary, plus (ii) two times the average annual bonus earned by the NEO for the two most recently completed fiscal years, plus a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination.

(2)
An NEO is entitled to this benefit if he or she is terminated by MarkWest Hydrocarbon without cause or due to death or disability, or if he or she terminates employment for good reason (as defined in the employment agreement, including a change in control). Health care benefits are COBRA payments for 36 months for Mr. Semple, and for 24 months for all other NEOs, multiplied by an estimated monthly cost of the benefit.

(3)
An NEO is entitled to this benefit if he or she terminates employment without good reason after one year of employment, subject to compliance with certain non-competition and non-solicitation covenants. For Mr. Semple, the severance payment amount equals six months of his then current base salary. For all other NEOs, the severance payment amount equals three months of the NEO's then current base salary.

(4)
An NEO is entitled to this benefit if he or she terminates employment without good reason after one year of employment. Health care benefits are COBRA payments for 6 months for Mr. Semple, and for 3 months for all other NEOs, multiplied by an estimated monthly cost of the benefit, after one year of employment.

(5)
An NEO is entitled to partial accelerated vesting if he or she is terminated by MarkWest Hydrocarbon without cause or due to death or disability, or if he or she terminates employment for good reason (as defined in the employment agreement, including a change in control). In such event, MarkWest Hydrocarbon would accelerate the vesting of those portions of outstanding equity awards that would have otherwise vested solely upon the continuation of the NEO's employment for the twelve month period following the termination date. Amount represents the market value of the Partnership phantom unit awards based on a unit price of $33.78 at December 31, 2007 and the market value of the MarkWest Hydrocarbon restricted stock awards based on a per share price of $62.65 at December 31, 2007.

(6)
Phantom units and restricted stock vest in full in the event of a change of control. Amount represents the market value of the Partnership phantom unit awards based on a unit price of $33.78 at December 31, 2007 and the market value of the MarkWest Hydrocarbon restricted stock awards based on a per share price of $62.65 at December 31, 2007.

(7)
Represents the fair value of each executive's investment in the Participation Plan. As discussed above under the section entitled Compensation Discussion and Analysis—Elements of Executive Compensation—Participation Plan, these amounts were not paid to the NEOs in 2007. The Partnership acquired the Class B GP Interests held by the NEOs in connection with the redemption and merger with MarkWest Hydrocarbon in February 2008, and the amounts actually paid to the NEOs as a result of the Partnership's acquisition of the Class B GP Interests are identified in the section above entitled Certain Relationships and Related Transactions—Redemption and Merger with MarkWest Hydrocarbon. Investments in the Participation Plan were offered to certain directors and employees based on a valuation formula. Upon a change in control, payouts of these amounts would be required under most circumstances. Upon a termination of employment, MarkWest Hydrocarbon had the option to repurchase the NEO's Class B GP Interest for a purchase price equal to this amount.

Director Compensation Table

        In 2007, each non-employee director of the General Partner and of MarkWest Hydrocarbon received the following compensation for serving on the Board of Directors of the General Partner and MarkWest Hydrocarbon:

  •
  Annual retainer fee of $25,000;

  •
  Attendance fee of $2,000 for each regularly scheduled quarterly meeting;

  •
  Attendance fee of $1,000 for each scheduled committee meeting; and

  •
  Equity incentive grant of 500 phantom units in the Partnership for service on General Partner Board, and an equity incentive grant of 1,000 shares of MarkWest Hydrocarbon common stock for service on the MarkWest Hydrocarbon Board of Directors, all of which vest over a three year period.

        The respective Chairs of the Audit Committees and the Compensation Committees for the General Partner and MarkWest Hydrocarbon received an additional annual retainer of $7,500 and $4,000, respectively.

        In addition, in connection with the redemption and merger with MarkWest Hydrocarbon, the General Partner Board of Directors established the Conflicts Committee, and the MarkWest Hydrocarbon Board of Directors established the Deal Committee, to negotiate the terms of the transaction. Each member of the General Partner Board of Directors serving on the Conflicts Committee and of the MarkWest Hydrocarbon Board of Directors serving on the Deal Committee received the following compensation:

  •
  Commencing February 1, 2007 through April 2007, a monthly retainer fee for the Chair of $31,250, up to an aggregate maximum amount of $125,000, and a monthly retainer fee for all other members of $25,000, up to maximum amount of $100,000;

  •
  Attendance fee of $1,000 for each meeting of the Conflicts Committee or Deal Committee; and

  •
  In September 2007, a one-time fee of $50,000 for the Chair and $30,000 for all other members.

        The following table identifies each of the current Non-employee Directors of MarkWest Energy GP, L.L.C and sets forth the cash and non-cash compensation earned for the year ended December 31, 2007 by each of them for serving as a Non-employee Director of the General Partner or of MarkWest Hydrocarbon, as applicable.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)(6)(7)	Total ($)
John M. Fox Chairman of the Board	86,000	69,338	—	—	—	3,365,064	3,520,402
Keith E. Bailey	240,535	29,726	—	—	—	48,072	318,334
Michael L. Beatty	242,000	35,558	—	—	—	2,814	280,372
Charles K. Dempster	235,179	33,780	—	—	—	9,450	278,409
Donald C. Heppermann	88,000	69,338	—	—	—	2,024,493	2,181,831
William A. Kellstrom	109,905	69,338	—	—	—	26,413	205,657
Anne E. Fox Mounsey	36,000	35,558	—	—	—	19,012	90,570
William P. Nicoletti	284,394	33,780	—	—	—	18,855	337,029
Donald D. Wolf	196,500	35,558	—	—	—	25,951	258,010

(1)
Fees earned or paid in cash includes fees for service on the Deal Committee of MarkWest Hydrocarbon or the Conflicts Committee of the General Partner of MarkWest Energy Partners in connection with the redemption and merger as follows: Mr. Bailey $164,000; Mr. Beatty $197,000; Mr. Dempster $175,000; Mr. Nicoletti $210,000; and Mr. Wolf $149,000.

(2)
Fees earned includes service on the Board of Directors of MarkWest Hydrocarbon: Mr. Fox $38,000; Mr. Beatty $45,000; Mr. Heppermann $40,000; Mr. Kellstrom $59,500; Ms. Mounsey $36,000; and Mr. Wolf $47,500.

(3)
See footnote 2 to the consolidated financial statements for a description of our SFAS 123R valuation assumptions.

(4)
As of December 31, 2007 the aggregate number of restricted stock awards of MarkWest Hydrocarbon held by each of Mr. Fox, Mr. Beatty, Mr. Heppermann, Mr. Kellstrom, Ms. Mounsey and Mr. Wolf was 1,033, of which 333 of these unvested restricted shares vest on December 29, 2008, 367 of these unvested restricted shares vest on December 31, 2008, and 333 of these unvested restricted shares vest on December 29, 2009.

As of December 31, 2007 the aggregate number of phantom unit awards of MarkWest Energy held by each of Mr. Fox, Mr. Dempster, Mr. Heppermann, Mr. Kellstrom and Mr. Nicoletti was 2,000, of which 1001 of these unvested phantom units vest on January 31, 2008, 666 of these unvested phantom units vest on January 31, 2009, and 333 of these unvested phantom units vest on January 31, 2010. As of December 31, 2007, the aggregate number of phantom unit awards of MarkWest Energy held by Mr. Bailey totaled 1,668, of which 668 of these unvested phantom units vest on January 31, 2008, 667 of these unvested phantom units vest on January 31, 2009, and 333 of these unvested phantom units vest on January 31, 2010.

(5)
For the year ended December 31, 2007 the compensation expense recognized for each director's investment in the Participation Plan was as follows: Mr. Fox $2,750,129 and Mr. Heppermann $1,718,830. Investments in the Participation Plan were offered to certain directors and employees based on a valuation formula. Compensation expense was recorded and calculated as the difference in the formula value and the amount paid by the individual for his or her ownership interest in the Class B GP Interests. As discussed above under the section entitled Compensation Discussion and Analysis—Elements of Executive Compensation—Participation Plan, these amounts were not paid to the respective directors in 2007. The Partnership acquired the Class B GP Interests held by the respective directors in connection with the redemption and merger with MarkWest Hydrocarbon in February 2008, and the amounts actually paid to the directors as a result of the Partnership's acquisition of the Class B GP Interests are identified in the section above entitled Certain Relationships and Related Transactions—Redemption and Merger with MarkWest Hydrocarbon.

(6)
For the year ended December 31, 2007 the amount of MWE limited partner distributions and distribution equivalent rights payments received was as follows: Mr. Fox $209,242; Mr. Bailey $48,072; Mr. Dempster $9,450; Mr. Heppermann $53,340; Mr. Kellstrom $21,991; Ms. Mounsey $16,198; Mr. Nicoletti $18,855; and Mr. Wolf $22,990. For the year ended December 31, 2007 the amount of MWP dividends received was as follows: Mr. Fox $6,480; Mr. Beatty $2,814; Mr. Heppermann $2,814; Mr. Kellstrom $4,422; Ms. Mounsey $2,814; and Mr. Wolf $2,961.

(7)
Distributions paid on Class B GP Interests (net of capital calls) during the year ended December 31, 2007 under the Participation Plan was as follows: Mr. Fox $399,214 and Mr. Heppermann $249,509.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2007 about the units of the Partnership and the shares of common stock of MarkWest Hydrocarbon that may be issued upon the exercise of options, warrants and rights under all of the Partnership's existing equity compensation plans.

        All previously awarded MarkWest Hydrocarbon restricted stock, stock options and other compensation arrangements based on the market value of our common stock have been adjusted to reflect the May 2006 stock dividend. Furthermore, all previously awarded Partnership units have been adjusted to reflect the February 2007 two-for-one unit split. (See footnote 2 to the consolidated financial statements filed on Form 10-K for the year ended December 31, 2007.)

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
MarkWest Hydrocarbon
1996 Stock Incentive Plan—(stock options)	51,509	$7.21	—
1996 Stock Incentive Plan—(restricted stock)	14,624	—	—
2006 Stock Incentive Plan—(restricted stock)	21,931	—	974,429

Total	88,064	—	974,429

MarkWest Energy Partners
2008 Long-Term Incentive Plan—(restricted units)	—	—	2,500,000

Equity compensation plans not approved by security holders:
MarkWest Energy Partners
Long-Term Incentive Plan—(restricted units)	125,250	—	87,280
Long-Term Incentive Plan—(unit options)	—	—	600,000

Total	125,250	—	687,280

(1)
Restricted stock and units are granted with no exercise or conversion price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of units as of April 14, 2008, held by beneficial owners of 5% or more of the units; by directors of our General Partner; by each named executive officer listed in the summary compensation table included in this Form DEF 14A; and by all directors and officers of our General Partner as a group.

Name and Address of Beneficial Owner(1)	Common Units Beneficially Owned(2)	Percent of Class
MarkWest Energy GP, L.L.C.	—	—
John M. Fox(3)	7,490,748	13.2%
MWHC Holding Inc.(4)	6,222,467	11.0%
Kayne Anderson Capital Advisors, L.P. 1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067(5)	3,659,863	6.5%
Swank Energy Income Advisors, LP 3300 Oak Lawn Avenue, Suite 650 Dallas, TX 75219(6)	3,430,272	6.1%
Keith E. Bailey	22,400	*
Michael L. Beatty	2,032	*
Charles K. Dempster	4,001	*
Donald C. Heppermann	150,457	*
William A. Kellstrom	57,709	*
Anne E. Fox Mounsey(7)	43,627	*
William P. Nicoletti	9,001	*
Donald D. Wolf(8)	39,981	*
Frank M. Semple	222,576	*
C. Corwin Bromley	20,170	*
Nancy K. Buese	26,569	*
John C. Mollenkopf	130,214	*
Randy S. Nickerson	128,288	*
All Directors and Executive Officers as a Group (14 persons)	8,347,773	14.7%

*
Indicates less than 1.0%

(1)
Unless otherwise noted, the address for the beneficial owner is c/o MarkWest Energy Partners, L.P., 1515 Arapahoe St., Tower 2, Suite 700, Denver, CO 80202-2126.

(2)
Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Securities and Exchange Act of 1934, as amended. Under that rule, a person is generally considered to be the beneficial owner of a security if he or she shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof or has the right to acquire either of those powers within sixty days of April 14, 2008.

(3)
Mr. Fox may be deemed the beneficial owner of 7,490,748 common units. The foregoing includes 516,656 common units held jointly by Mr. Fox and his spouse, 6,222,467 common units directly owned by MWHC Holding, 224,813 common units directly owned by the Fox Family Foundation, 104,406 common units directly owned by the Crabtree Trust and 1,865 common units directly owned by Bode Blanco. Mr. Fox is the President, Treasurer and a director of the Fox Family Foundation, the trustee of the Crabtree Trust and a member of Bode Blanco. Mr. Fox disclaims beneficial ownership of the common units reported herein, except to the extent of any pecuniary interest therein. The foregoing does not include 10,818 phantom units held by Mr. Fox which vest at various times beginning on July 31, 2008. The MaggieGeorge Foundation for which certain family members of Mr. Fox are directors, holds 155,529 common units in the aggregate which are not included in the units for which Mr. Fox may be deemed the beneficial owner. Mr. Fox disclaims beneficial ownership of the units held in the MaggieGeorge Foundation. Mr. Fox has sole voting and investment power with respect to 524,947 common units, which includes 104,406 common units held by the Crabtree Trust of which Mr. Fox is the trustee. Mr. Fox has shared voting and investment power with respect to 6,965,801 common units, which includes 516,656 common units held jointly with his spouse, 6,222,467 common units directly owned by MWHC Holding, 224,813 common units directly owned by the Fox Family Foundation and 1,865 common units directly owned by Bode Blanco.

(4)
Ownership is made up of common units held directly and indirectly through subsidiaries.

(5)
Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne, on January 24, 2008, with respect to units held as of December 31, 2007. The Schedule 13G/A indicates that Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne have shared voting power and dispositive power with respect to 3,659,863 units. The reported units are owned by investment accounts managed, with discretion to purchase or sell securities, by Kayne Anderson Capital Advisors, L.P., as a registered investment advisor. Kayne Anderson Capital Advisors, L.P. is the general partner of the limited partnerships and investment adviser to the other accounts. Richard A. Kayne is the controlling shareholder of the corporate owner of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Kayne is also a limited partner of each of the limited partnerships and a shareholder of the registered investment company. Kayne Anderson Capital Advisors, L.P. disclaims beneficial ownership of the units reported, except those units attributable to it by virtue of its general partner interests in the limited partnerships. Mr. Kayne disclaims beneficial ownership of the units reported, except those units held by him or attributable to him by virtue of his limited partnership interests in the limited partnerships, his indirect interest in the interest of Kayne Anderson Capital Advisors, L.P. in the limited partnerships, and his ownership of common units of the registered investment company.

(6)
Information is based on a Schedule 13G filed with the Securities and Exchange Commission by Swank Capital, LLC, Swank Energy Income Advisors, LP and Jerry V. Swank, on February 14, 2008, with respect to units held as of December 31, 2007. The Schedule 13G indicates that Swank Advisors has voting and dispositive powers for 3,430,272 common units. Swank Capital, as general partner, may direct the voting or disposition of the 3,430,272 common units held by Swank Advisors. As the principal of Swank Capital, Mr. Swank may direct the voting or disposition of the 3,430,272 common units held by Swank Capital and Swank Advisors, and the 2,000 common units held by Mr. Swank individually in a personal account.

(7)
Beneficial ownership includes 4,337 common units held directly by Ms. Mounsey, 18,083 common units held jointly by Ms. Mounsey and her spouse, 9,681 common units held directly by Ms. Mounsey's spouse and 11,526 common units held in the Anne Elizabeth Fox Mounsey Trust under the John M. Fox Irrevocable Trust Agreement, dated May 31, 2001. Ms. Mounsey is the trustee of the Anne Elizabeth Fox Mounsey Trust under the John M. Fox Irrevocable Trust Agreement, dated May 31, 2001. The foregoing does not include 8,818 phantom units held by Ms. Mounsey which vest at various times beginning on July 31, 2008. Ms. Mounsey has sole voting and investment power with respect to 4,337 common units. Ms. Mounsey has shared voting and investment power with respect to 29,609 common units, which includes 18,083 common units held jointly with her spouse and 11,526 common units directly owned by the Anne Elizabeth Fox Mounsey Trust under the John M. Fox Irrevocable Trust Agreement, dated May 31, 2001.

(8)
Beneficial ownership includes 36,981 common units held directly by Mr. Wolf, 1,000 common units held directly by the Wolf Family Legacy Partnership, L.P. and 2,000 common units held directly by the Sharon A Wolf Trust. Mr. Wolf is the trustee of the Wolf Family Legacy Partnership, L.P. and the Sharon A Wolf Trust. The foregoing does not include 8,818 phantom units held by Mr. Wolf which vest at various times beginning on July 31, 2008. Mr. Wolf has sole voting and investment power with respect to 36,981 common units. Mr. Wolf has shared voting and investment power with respect to 3,000 common units, which includes 1,000 common units held by the Wolf Family Legacy Partnership, L.P. and 2,000 common units held by the Sharon A Wolf Trust.

PROPOSALS FOR THE NEXT ANNUAL MEETING

        We intend to hold our 2009 annual meeting in June of 2009, consistent with our partnership agreement. Any proposal by a unitholder to be presented at the 2009 annual meeting must be received at our principal executive offices at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202-2126, by no later than December 30, 2008. Unitholder proposals for the 2009 annual meeting that are submitted on or before March 21, 2009, may, at our discretion, be voted on at the 2009 annual meeting. All proposals received after March 21, 2009, will be conclusively considered untimely.

By Order of the Board of Directors of the General Partner,

C. Corwin Bromley Secretary of MarkWest Energy GP, L.L.C., General Partner of MarkWest Energy Partners, L.P.
Dated: May 6, 2008

MARKWEST ENERGY PARTNERS, L.P. 1515 ARAPAHOE STREET TOWER 2, SUITE 700 DENVER, COLORADO 80202	VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

 ELECTRONIC DELIVERY OF FUTURE UNITHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by MarkWest Energy Partners, L.P. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access unitholder communications electronically in future years.

 VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

 VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MarkWest Energy Partners, L.P., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

 IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE MARKWEST ENERGY PARTNERS, L.P. COMMON UNITHOLDER MEETING TO BE HELD ON JUNE 4, 2008.

Our Proxy Statement and 2007 Annual Report to Unitholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007, are available on our web site at www.markwest.com. Additionally, and in accordance with the new SEC rules, you may access these materials at the cookie-free web site at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MARKW1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARKWEST ENERGY PARTNERS, L.P. THE BOARD OF DIRECTORS OF THE GENERAL PARTNER RECOMMENDS A VOTE IN FAVOR OF ALL PROPOSALS					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the name(s) of the nominee(s) for which authority is withheld on the line below.
Vote on Directors					☐	☐	☐

1.	Election of Directors
	Nominees:
	01)	John M. Fox	06)	William A. Kellstrom
	02)	Keith E. Bailey	07)	Anne E. Fox Mounsey
	03)	Michael L. Beatty	08)	William P. Nicoletti
	04)	Charles K. Dempster	09)	Frank M. Semple
	05)	Donald C. Heppermann	10)	Donald D. Wolf

Vote on Proposal		For	Against	Abstain
2.	Ratification of Deloitte & Touche LLP as the Partnership's independent registered public accountants for the fiscal year ending December 31, 2008.	☐	☐	☐
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned unitholder. If no direction is made, this Proxy will be voted FOR all of the above items.

Please sign exactly as your name appears hereon. Jointly owned units will be voted as directed if one owner signs unless another owner instructs the contrary, in which case the units will not be voted. If signing in a representative capacity, please indicate title and authority.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Proxy Statement are available at www.proxyvote.com.

PROXY	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

MARKWEST ENERGY PARTNERS, L.P.
1515 Arapahoe Street
Tower 2, Suite 700
Denver, Colorado 80202

          The undersigned unitholder(s) of MarkWest Energy Partners, L.P. (the "Partnership"), having duly received the Notice of Annual Meeting of Common Unitholders and Proxy Statement dated May 6, 2008, hereby appoints Nancy K. Buese and Andrew L. Schroeder, or either of them, each with full power of substitution and revocation, as proxies to represent the undersigned and to vote, as designated on the reverse side, and otherwise act in such proxyholders' sole discretion as to any other matter properly raised before the meeting, in respect of all Partnership common units which the undersigned may be entitled to vote at the Annual Meeting of Common Unitholders of the Partnership to be held on June 4, 2008, at 10:00 a.m., local time, at the offices of the Partnership, 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202, and at any adjournments or postponements thereof, with all the rights and powers the undersigned would possess if personally present. If you need directions to our corporate headquarters to be able to attend the meeting and vote in person, please contact our Investor Relations Department at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202, or by telephone at (303) 925-9200.

THIS PROXY IS CONTINUED ON THE OTHER SIDE.

PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE,
WHICH REQUIRES NO POSTAGE IF MAILED IN THE U.S.